Exhibit 3.2

Macquarie energy transition infrastructure fund, L.P.

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

Dated and effective as of October 31, 2025

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ARTICLE VII DISSOLUTION AND LIQUIDATION		38
7.1	Dissolution	38
7.2	Liquidation of Assets	38

ARTICLE VIII ACCOUNTING, VALUATIONS AND WITHHOLDING		39
8.1	Books and Records, Accounting and Reports	39
8.2	Valuation of Assets	40

ARTICLE IX MISCELLANEOUS PROVISIONS		41
9.1	Amendment of Limited Partnership Agreement; Consents Generally	41
9.2	Notices	43
9.3	Agreement Binding Upon Successors and Assigns	43
9.4	Choice of Law; Jurisdiction; Trial by Jury.	43
9.5	Not for Benefit of Creditors	44
9.6	Consents	44
9.7	Interpretation; Compliance with Laws	44
9.8	Confidentiality	45
9.9	CFIUS	46
9.10	Severability	47
9.11	Entire Agreement	47
9.12	Discretion	47
9.13	No Waiver	47
9.14	Headings, Internal References	47
9.15	Partnership Tax Treatment	48
9.16	Compliance with Anti-Money Laundering Requirements	48
9.17	Counsel to the Fund	48
9.18	Counterparts	48
9.19	Waiver of Partition and Accounting	49

ARTICLE X U.S. FEDERAL INCOME TAX MATTERS		49
10.1	Capital Accounts	49
10.2	Allocations to Capital Accounts	49
10.3	Special Allocation Provisions	50
10.4	Tax Allocations	51
10.5	Tax Advances	52
10.6	Tax Filings	52

ANNEX A: Form of Amended and Restated Investment Advisory Agreement		A-1
ANNEX B: Redemption Program		B-1

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macquarie energy transition infrastructure fund, L.P.

second AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of MACQUARIE ENERGY TRANSITION INFRASTRUCTURE FUND, L.P., a Delaware limited partnership (the “Fund”), is dated and effective as of October 31, 2025, by and among METI GP, LLC, a Delaware limited liability company (the “General Partner”), and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Limited Partner.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited partnership under the Delaware Limited Partnership Act, pursuant to a Certificate of Limited Partnership dated and filed with the office of the Secretary of State of the State of Delaware on October 13, 2024;

WHEREAS, the Fund has heretofore been governed by an Amended and Restated Limited Partnership Agreement dated as of July 1, 2025 (the “A&R Agreement”), which amended and restated the Limited Partnership Agreement of the Fund dated as of October 30, 2024 (the “Initial Agreement”); and

WHEREAS, the General Partner desires to amend and restate the A&R Agreement in its entirety pursuant to the authority granted therein.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1934 Act means the U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

1940 Act means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

75% in Interest at any time, the Limited Partners holding 75% of the total aggregate outstanding Units in the Fund.

Adjusted Capital Account Balance means, with respect to any Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Adviser means Macquarie Wealth Advisers, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940, as amended from time to time.

Affiliate means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person. For the avoidance of doubt, it is understood that (i) portfolio entities and other entities through or with respect to which investments are held by the Fund and/or any other Macquarie-sponsored funds shall not be considered Affiliates of Macquarie, the General Partner, the Adviser or the Fund for purposes hereof and (ii) advisors to Macquarie with respect to particular industries or market segments shall not be considered Affiliates of Macquarie, the General Partner, the Adviser, or the Fund for the purposes hereof.

Aggregate Net Leverage means: (i) the aggregate amount of recourse indebtedness for borrowed money (e.g., bank debt) of the Fund minus (ii) cash and cash equivalents of the Fund minus, without duplication, (iii) cash used in connection with funding a deposit in advance of the closing of an Investment and working capital advances; provided, that for the avoidance of doubt, the foregoing shall not apply to any indebtedness incurred by (a) a Portfolio Entity and (b) any Intermediate Entity used to acquire, hold or dispose of any Portfolio Entity or that otherwise facilitates the Fund’s investment activities. For purposes of determining Aggregate Net Leverage, the General Partner shall use the principal amount of borrowings, and not the valuations of the Fund’s borrowings, and may, in its sole discretion, determine which securities and other instruments are deemed to be cash equivalents.

Agreed Value means the fair market value of a Partner’s non-cash Subscriptions as agreed to by such Partner and the General Partner.

Agreement means this Second Amended and Restated Limited Partnership Agreement, as may be further amended and/or amended and restated from time to time.

Assumed Income Tax Rate means the highest effective marginal statutory combined U.S. federal, state and local income tax (including, without limitation, any tax imposed under Section 1401 and 1411 of the Code) rate for a Fiscal Year prescribed for an individual residing in New York City, New York (taking into account (a) the limitations on the deductibility of expenses and other items for U.S. federal income tax purposes and (b) the character (e.g., long-term or short-term capital gain or ordinary income or qualified dividend income) of the applicable income).

Board shall have the meaning set forth in Section 2.7(a) hereof.

Broken Deal Expenses shall have the meaning set forth in Section 4.5(e) hereof.

Business Day means a day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

Capital Account has the meaning provided in Section 10.1 hereof.

Cause shall have the meaning determined by the General Partner in its sole discretion, which may include but is not limited to, conduct or circumstances that would be detrimental to the operations or reputation of the Fund, the General Partner or Macquarie or would impair the Independent Directors’ ability to perform their duties in a satisfactory manner.

Cause Event means a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment not stayed or vacated within thirty (30) days that the General Partner or the Adviser has committed (A) a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Adviser to perform their respective duties under the terms of this Agreement or the Investment Advisory Agreement, as the case may be or (B) fraud or willful misconduct by the General Partner or the Adviser in connection with the performance of their respective duties under the terms of this Agreement or the Investment Advisory Agreement, as the case may be, that has a material adverse effect on the business of the Fund. The General Partner will provide the Limited Partners with prompt notice of a Cause Event.

Certificate means the Certificate of Limited Partnership of the Fund and any amendments or amendments and restatements thereto as filed with the office of the Secretary of State of the State of Delaware.

CFIUS means the Committee on Foreign Investment in the United States.

Class D Unit means a Unit entitling the holder thereof to the rights of a holder of a Class D Unit as provided in this Agreement.

Class E Unit means a Unit entitling the holder thereof to the rights of a holder of a Class E Unit as provided in this Agreement.

Class I Unit means a Unit entitling the holder thereof to the rights of a holder of a Class I Unit as provided in this Agreement.

Class S Unit means a Unit entitling the holder thereof to the rights of a holder of a Class S Unit as provided in this Agreement.

Closing Date means a date on which the Fund accepts third-party investors Subscriptions.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Companion Fund means any public or private limited partnership, limited liability company or other pooled investment vehicle or contractual or other arrangement over which a Macquarie Person has discretionary control and which has, the same or similar investment objective, in whole or in part, with the Fund (e.g., based on the size, structure, industry, stage of life or similar defining features of certain investments or any other factor set forth in the allocation policy of the Adviser, which may be amended from time to time).

Confidential Memorandum means that confidential private placement memorandum of the Fund and TE Feeder, as amended and/or supplemented from time to time.

Corporation shall have the meaning set forth in Section 2.11 hereof.

Covered Transaction means any “covered transaction” as that term is defined in the DPA.

Delaware Act means the Delaware Limited partnership Act (6 Del.C. § 17-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director shall have the meaning set forth in 2.7(a) hereof.

Distribution and/or Servicing Fee means the applicable Distribution and/or Servicing Fee payable by the Fund, including any amount that is allocated to a Partner’s representative at the financial intermediary through which such Partner was placed in the Fund, compensating such representative for reporting, administrative and other services provided to a Partner by such representative, as described in the Confidential Memorandum.

DPA means Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

ESG shall have the meaning set forth in Section 4.8(c) hereof.

Excess Profits shall have the meaning set forth in Section 4.2(a) hereof.

Extraordinary Expenses means those expenses incurred outside of the ordinary course of business, including, without limitation, costs associated with any actual, potential, contemplated or threatened litigation or regulatory inquiry (including, without limitation, settlements of claims (whether involving alleged wrongdoing or otherwise) involving actual or potential Portfolio Entities and/or the investment or other activities of the Fund) and the amount of any legal fees and other defense related costs such as expert fees, judgments, fines or remediation paid in connection therewith, D&O liability or other insurance (including, without limitation cyber liability insurance and any insurance obtained and/or maintained pursuant to Section 3.7(e)) and indemnification or extraordinary expense or liability relating to the affairs of the Fund and costs incurred in connection with holding and/or soliciting proxies for a meeting of Limited Partners

FATCA means Sections 1471 through 1474 of the Code, any present or future regulations promulgated thereunder or official interpretations thereof or any forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements or similar regimes or any legislation or regime which implements, or implements rules similar to, any intergovernmental agreement entered into for the automatic exchange of tax information or the Organization for Economic Co-operation and Development’s Common Reporting Standard

Feeder Fund means a Limited Partner that is formed by the General Partner or its Affiliates to serve as a vehicle which will directly or indirectly (including through one or more Corporations) invest all or substantially all of its investable assets in the Fund.

Feeder Fund Investor shall mean a limited partner or similar investor in any Feeder Fund.

Fiscal Quarter means the calendar quarter or, in the case of the first fiscal quarter and in the event of the last fiscal quarter, the fraction thereof commencing on the initial Closing Date or ending on the date on which the winding-up of the Fund is completed, as the case may be.

Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the General Partner shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Foreign Person means a “foreign person” as that term is defined in the DPA.

Foreign Person Limited Partner means a Limited Partner that is a Foreign Person. A Limited Partner shall be deemed to be a Foreign Person Limited Partner for purposes of this Agreement upon any reasonable determination by the General Partner that such Limited Partner is a Foreign Person under the DPA.

Fund has the meaning set forth in the recitals hereto.

Fund Counsel has the meaning set forth in Section 9.17 hereof.

Fund Expenses shall have the meaning set forth in Section 4.5 hereof.

Fund Leverage shall have the meaning set forth in Section 4.6 hereof.

General Partner has the meaning set forth in the recitals hereto.

General Partner Expenses has the meaning set forth in Section 4.5(a) hereof.

General Partnership Interest means the Fund interest held by the General Partner that grants the General Partner the rights afforded to the General Partner under this Agreement (including, without limitation, the right to receive the Performance Allocation). Units held by the General Partner as a Limited Partner are not part of the General Partnership Interest.

GP Event of Withdrawal means the complete withdrawal or assignment of all of the General Partnership Interest (other than in connection with a permitted assignment and substitution under Section 7.1), or the bankruptcy or dissolution and commencement of winding up of the General Partner. For purposes hereof, bankruptcy of the General Partner shall be deemed to have occurred when (a) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) it is adjudged as bankrupt or insolvent, or has entered against it a final and non-appealable order for relief under any bankruptcy, insolvency or similar law of competent jurisdiction now or hereafter in effect, (c) it executes and delivers a general assignment for the benefit of its creditors, (d) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding of the nature described in clause (a) above, (e) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or substantially all of its properties, or (f)(l) any involuntary proceeding of the nature described in clause (a) above has not been dismissed one hundred and twenty (120) days after a commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (e) above has not been vacated or stayed within ninety (90) days of such appointment, or (3) such appointment is not vacated within ninety (90) days after the expiration of any such stay.

Hurdle Amount means, in respect of each class of Units, for a Reference Period, the amount that results in a 5% annualized Total Return over such Reference Period on the NAV of the Units outstanding at the beginning of the then-current Reference Period and all Units issued since the beginning of the then-current Reference Period. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Units of such class redeemed during the applicable Reference Period and any dividend or other distribution payable by the Fund in respect of such class during the Reference Period (to the extent such dividends and other distributions paid in respect of such class are not reinvested in Units of such class), which Units, dividends and/or distributions will be subject to the Performance Allocation upon such redemption and/or distribution as described in Section 4.2.

Indemnified Party has the meaning set forth in Section 3.7 hereof.

Independent Director has the meaning set forth in 2.7(a) hereof.

Intermediate Entity shall have the meaning set forth in Section 2.11 hereof.

Investment means any Third-Party Funds, Securities, portfolio companies and other investments in which the Fund invests.

Investment Advisory Agreement means the amended and restated investment advisory agreement, dated as of the date hereof, entered into between the Adviser and the Fund, in the form attached hereto as Annex A, as amended, modified or supplemented from time to time in accordance with the terms thereof.

Leverage Ratio shall mean, on any date of incurrence of any indebtedness, the quotient obtained by dividing (i) Aggregate Net Leverage by (ii) the aggregate month-end values of the Fund’s Investments, plus the value of any other assets (such as cash on hand), as determined in accordance with the Fund’s valuation policy.

Liquidating Trustee means a liquidating trustee as defined in the Delaware Act.

Limited Partner means any Person who is admitted to the Fund as a Limited Partner of the Fund or continues as a Limited Partner of the Fund, as applicable, in accordance with this Agreement and named as a Limited Partner of the Fund in the books and records of the Fund, including any Person admitted to the Fund as a Substituted Limited Partner pursuant to Section 5.2(g) hereof, in such Person’s capacity as a Limited Partner of the Fund, until the Fund redeems all of the Units of such Person pursuant to Section 6.2 hereof or such Person otherwise ceases to be a Limited Partner of the Fund.

Loss Carry Forward Amount means, in respect of each class of Units, an amount that shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided, that the Loss Carry Forward Amount shall at no time be less than zero and provided further, that the calculation of the Loss Carry Forward Amount will exclude the Total Return related to any Units of such class redeemed during the applicable Reference Period and any dividend or other distribution payable by the Fund in respect of such class during the Reference Period (to the extent such dividends and other distributions paid in respect of such class are not reinvested in Units of such class), which Units, dividends and/or distributions will be subject to the Performance Allocation upon such redemption and/or distributions as described in Section 4.2. The effect of the Loss Carry Forward Amount is that the recoupment of past annual Total Return losses, if any, will offset the positive annual Total Return for purposes of the calculation of the Performance Allocation. This is referred to as a “High Water Mark.”

Macquarie means, collectively, Macquarie Group Limited and its worldwide direct and indirect subsidiaries and Affiliates. Notwithstanding the foregoing, the term “Macquarie” shall not be deemed to include the Fund, any Parallel Fund, any Companion Fund, Feeder Fund, any MAM Managed Entity, any Portfolio Entity or any other portfolio company of any MAM Managed Entity.

Macquarie Persons means the General Partner, the general partner of any Parallel Fund, the Adviser, Affiliates thereof and each of their respective partners, managers, members, shareholders, officers and employees in their respective capacities as such.

MAM Managed Entities means investment funds and other vehicles or accounts managed or advised by Macquarie from time to time (other than Parallel Funds, Feeder Funds and alternative vehicles), and any successors thereto, in each case, including Companion Funds, managed accounts (and other similar arrangements, including portfolios advised or managed pursuant to delegated authority by an alternative investment fund manager) and vehicles and special purpose acquisition companies.

Management Allocation means a priority allocation of Net Profits in an amount equal to the Management Fee that the Adviser would otherwise be entitled to in accordance with Section 3 of the Investment Advisory Agreement (as further described in Section 4.5(k)).

Management Fee means the fee paid to the Adviser out of the Fund’s assets in accordance with Section 3 of the Investment Advisory Agreement. For the avoidance of doubt, in lieu of the Management Fee, the Adviser may elect to receive the Management Allocation.

METI shall mean Fund, together with any Feeder Funds, Parallel Funds, and Intermediate Entities, collectively.

METI International shall mean Macquarie Energy Transition Infrastructure Fund, a sub-fund of Macquarie S.C.A., SICAV, a Luxembourg alternative investment fund available to individual investors primarily domiciled in countries of the European Economic Area, the United Kingdom, Switzerland, Asia and certain other jurisdictions, together with its master fund, feeder funds, parallel funds and other related entities, either directly or indirectly through an Intermediate Entity.

NAV means the net asset value of Units, determined monthly, as of the close of business on the last Business Day of each calendar month, by the Adviser. The NAV per Unit of each class of Units is determined by dividing the Fund’s total assets (the value of Investments, plus cash or other assets, including interest and distributions accrued but not yet received) attributable to such class less the value of any liabilities (including accrued expenses, accrued/allocated Management Fees and/or the Management Allocation, the fees of the Fund’s administrator, Performance Allocation, or Distribution and/or Servicing Fees applicable to certain classes, or distributions) of such class, by the total number of Units outstanding of such class.

Net Profits has the meaning set forth in Section 4.5(k) hereof.

Non-Public Information means information regarding the Fund, any other Limited Partner, any Person in which the Fund holds, or contemplates acquiring, any Investment, the General Partner or the Adviser or their Affiliates, which information is received by a Limited Partner pursuant to this Agreement or otherwise furnished to a Limited Partner by the General Partner or the Adviser or their Affiliates or agents, but does not include information that (i) was publicly known at the time such Limited Partner receives such information pursuant to this Agreement or (ii) subsequently becomes available to such Limited Partner on a non-confidential basis from a source other than the General Partner; provided, that to the best knowledge of such Limited Partner after due inquiry, such source was not prohibited from disclosing such information to such Limited Partner by a legal, contractual or fiduciary obligation owed to the Fund, the General Partner, the Adviser, or any of their respective Affiliates.

Notice Date has the meaning set forth in Section 9.1(c) hereof.

Other Plan Laws means the provisions of any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA and/or Section 4975 of the Code.

Parallel Funds has the meaning set forth in Section 2.10 hereof.

Partner Nonrecourse Debt Minimum Gain means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Partners means the General Partner and the Limited Partners.

Partnership Minimum Gain has the meaning in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Partnership Representatives has the meaning in §6223 of the Code.

Performance Allocation has the meaning set forth in Section 4.2(a) hereof.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, unincorporated organization or other entity.

Plan means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) “plan” within the meaning of Section 4975(e)(1) of the Code (whether or not subject to Section 4975 of the Code), (iii) insurance company general account whose assets are considered to include the assets of any “employee benefit plan” or “plan” which is subject to Title I of ERISA and/or Section 4975 of the Code, (iv) plan, fund or other similar program that is established or maintained outside the United States which provides for retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and (v) entity the assets of which constitute, or are deemed to constitute the assets of, any of the foregoing described in clause (i), (ii), (iii) or (iv) pursuant to ERISA or otherwise.

Portfolio Entities means any Person in which Investments are made by the Fund.

Redemption Program has the meaning set forth in Section 4.2(d) hereof.

Reference Period means each 12-month period ending as of the Fund’s Fiscal Year-end (or such other period ending as of the Fund’s Fiscal Year-end in the event the Fund’s Fiscal Year is changed).

Rules has the meaning set forth in Section 9.17 hereof.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Similar Law means any U.S. or non-U.S. federal, state, local or other law or regulation that could cause the underlying assets of the Fund to be treated as assets of the Limited Partner by virtue of its Units and thereby subject the Fund and the General Partner (or other Persons responsible for the operation of the Fund and/or investment of the Fund’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Subscription means, as to any Partner, the amount set forth as such in such Partner’s accepted Subscription Agreement and/or reflected in the books and records of the Fund.

Subscription Agreement means the agreement to be entered into by each Limited Partner whereby a Limited Partner subscribes for Units in the Fund.

Substituted Limited Partner means any Person admitted to the Fund as a Limited Partner pursuant to the provisions of Section 5.2(g) hereof and shown as a Limited Partner in the books and records of the Fund.

Tax Advance has the meaning set forth in Section 10.5 hereof.

Taxable Year means each period commencing on January 1 of each year and ending on December 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the General Partner shall designate another taxable year for the Fund that is a permissible taxable year under the Code or unless otherwise required by law.

TE Feeder means METI TE Feeder, L.P., a Delaware limited partnership that is formed by the General Partner or its Affiliates to serve as a vehicle which will invest all or substantially all of its investable assets in the Fund.

Third-Party Funds means unaffiliated, unregistered third-party sponsored funds that, directly or indirectly, invest in Energy Transition Infrastructure Investments, as defined in the Confidential Memorandum.

Total Return shall mean, in respect of each class of Units, for any period since the end of the prior Reference Period, the Total Return shall equal the sum of: (i) all distributions accrued or paid (without duplication) on a Unit of the respective class since the beginning of the then-current Reference Period plus (ii) the change in aggregate NAV of a Unit of the respective class since the beginning of the Reference Period, before giving effect to (w) changes resulting solely from the proceeds of issuances of Units, (x) any allocation or accrual of the Performance Allocation and (y) applicable Distribution and/or Servicing Fee expenses attributable to a Unit of the relevant class and (z) any other costs and expenses allocated only to certain classes; provided, that the aggregate NAV of a Unit may be calculated without taking into account (A) any accrued and unpaid taxes imposed on any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Fund indirectly invests or any comparable entities of any other MAM Managed Entity, or taxes paid by any such entity since the end of the prior Reference Period and (B) certain deferred tax liabilities of subsidiaries through which the Fund indirectly invests; minus (iii) the Management Fee and/or the Management Allocation and all Fund Expenses attributable to a Unit of the relevant class (but excluding any other costs and expenses allocated only to certain classes) (to the extent not previously reflected in the NAV of the Fund). For the avoidance of doubt, the calculation of Total Return will include any appreciation or depreciation in the NAV of Units issued during the then-current Reference Period.

Transfer means the assignment, transfer, sale, grant of a participation in, pledge, gift, mortgage, charge, encumbrance, hypothecation, exchange or other disposition of all or any portion of a Unit, including any right to receive any distributions attributable to a Unit.

Treasury Regulations means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the General Partner’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

Units means a fractional, undivided interest in the Fund or Feeder Fund and/or an interest in any Intermediate Entity or Parallel Fund unless the context otherwise requires, including Class I, Class D, Class E, and Class S Units, and other Units that may be issued in the sole discretion of the General Partner.

ARTICLE II

ORGANIZATION; ADMISSION OF LIMITED PARTNERS; BOARD

2.1 Formation of Limited Partnership.

The Fund was organized as a Delaware limited partnership by the filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act and the adoption of the Initial Agreement. The Certificate may be amended and/or restated by the General Partner, without the consent of the Board or any Limited Partners, as provided in the Delaware Act, including to change the address of the Fund’s registered office in Delaware or the name and address of its registered agent in Delaware or to make corrections required by the Delaware Act. The General Partner and any Person or Persons designated by the General Partner hereby are designated as authorized persons of the Fund, within the meaning of the Delaware Act, to execute, deliver and file all additional certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed with the office of the Secretary of State of the State of Delaware. The General Partner shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2 Name.

The name of the Fund shall be “Macquarie Energy Transition Infrastructure Fund, L.P.” or such other name as the General Partner hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act, without the consent of any other Person. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the General Partner.

2.3 Principal and Registered Office.

The Fund shall have its principal office at the principal office of the General Partner, or at such other place designated from time to time by the General Partner. The General Partner may change the location of the Fund’s principal place of business and may establish such additional offices of the Fund as it may from time to time determine upon notice to the Limited Partners.

The Fund shall have its registered office in the State of Delaware at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19808 and shall have The Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Adviser in accordance with the Delaware Act.

2.4 Duration.

The term of the Fund commenced on the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 7.1 hereof.

2.5 Purpose.

The principal purpose of the Fund is to seek to make Investments in accordance with the investment objectives and policies of the Fund as in effect from time to time and to engage in any other lawful activity as the General Partner may from time to time determine. Subject to the provisions of this Agreement, the General Partner may from time to time adopt, amend, revise or terminate any policy or policies with respect to Investments by the Fund as it shall deem appropriate in its sole discretion.

2.6 Business of the Fund.

The business of the Fund is to identify, acquire, hold, manage and dispose of interests in Investments, in accordance with the terms of this Agreement and as described in the Confidential Memorandum, and to engage in any other activities, including cash management, which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Delaware Act. Subject to the provisions of this Agreement, the General Partner may from time to time adopt, amend, revise or terminate any policy or policies with respect to Investments by the Fund as it shall deem appropriate in its sole discretion. Investments may be effected on a global basis, using a wide variety of investment types and transaction structures, and may have long or short anticipated holding periods. Subject to Section 3.1 hereof, the General Partner may execute, deliver and perform all contracts, agreements and other undertakings on behalf of the Fund, including the Investment Advisory Agreement, any Subscription Agreements and any side letters to be executed by the Fund in connection with its investment activities or otherwise, and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the Fund’s business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement.

2.7 Independent Directors; Board of Directors.

(a) The General Partner shall have the authority to appoint directors for the Fund for the limited purposes and with the limited authority as set forth below in this Agreement, at least two of which shall be independent under the tests set out in Rule 303A.02 of the New York Stock Exchange Listed Company Manual or other policy as determined by General Partner and shall be unaffiliated with the General Partner, the Adviser or any of their Affiliates (each such independent and unaffiliated director, an “Independent Director,” and together with the other directors, the “Board,” each, individually, a “Director”). Subject to the foregoing, the General Partner shall have the right to change or replace any Independent Director for Cause and any Director that is not an Independent Director with or without Cause. The Independent Directors shall (i) review and approve or disapprove any potential conflicts of interest in any transaction or relationship between the Fund and the Adviser, the General Partner or any employee or affiliate thereof that the General Partner determines to present to the Independent Directors and (ii) review and approve any matter (x) for which approval is required under the Advisers Act, including Sections 205(a) and 206(3) thereof, (y) as provided for under the Partnership Agreement or (z) as deemed appropriate by the General Partner. The General Partner may appoint additional Directors to the Board from time to time. A majority of the Independent Directors are authorized to give or withhold the Fund’s consent or approval as an “independent client representative” with respect to any of the foregoing matters set forth in the preceding sentence. Each Limited Partner agrees that, with respect to any consent sought from the Independent Directors under this Section 2.7(a), such consent of the Independent Directors shall be binding upon the Fund, the Limited Partners and the General Partner and its Affiliates, acting in accordance with or pursuant to such consent (or such procedures or standards approved by the Independent Directors), shall, absent fraud or willful misconduct, be fully protected and justified in acting in reliance upon and in accordance with such consent of the Independent Directors. Any matters for which the Board or Independent Directors have authority to act can be effected by majority approval of the Board or Independent Directors, as applicable for all purposes hereunder. If there are only two Independent Directors, matters requiring consent or approval of a majority of the Independent Directors will require approval of both Independent Directors. The approval or consent of the Board will constitute equivalent approval or consent with respect to any Intermediate Entity to the extent such approval or consent is sought by the General Partner. The foregoing shall not confer on the Board or any Director any authority or responsibility to participate in the management or conduct of the business of the Fund or any Parallel Fund, including to review or approve any Investment or other decisions or actions made or taken by the General Partner or the Adviser, all of which shall be the sole responsibility of the General Partner.

(b) The Board (including the Independent Directors) shall owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board’s authority. The General Partner shall have the authority by resolution or otherwise to establish, adopt or approve any vote, action or consent of the Board to set forth in further detail the responsibilities, processes, and authority of the Board, subject to applicable legal requirements.

2.8 Limited Partners.

The General Partner may admit one or more Limited Partners as of the first Business Day of each calendar month or at such other times as the General Partner may determine. The Fund, in its absolute discretion, may reject applications for the purchase of Units in the Fund. The admission of any Person as a Limited Partner shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Units of such additional Limited Partner. The Limited Partners listed on the books and records of the Fund on the date hereof are hereby admitted or continue, as applicable, as limited partners of the Fund.

2.9 [Reserved]

2.10 Parallel Funds.

(a) The General Partner or an Affiliate thereof may create one or more parallel investment funds or other entities, including any feeder vehicles into such entities or related intermediate entities, (collectively, “Parallel Funds”) to accommodate legal, tax, accounting, regulatory, compliance, or certain other operational requirements which will generally co-invest (either directly or indirectly) in its Investments with the Fund on a pro rata basis (based upon available capital and any other factor determined by the General Partner) and on substantially the same terms as the Fund (including by means of investing through an Intermediate Entity), unless the General Partner determines in good faith that a different allocation or terms are reasonably necessary for legal, tax, accounting, regulatory, compliance or certain other operational requirements. The Fund and the Parallel Funds will generally also dispose of each such Investment at the same time and on substantially the same terms, pro rata based on the capital invested by each in such investment (including by having an Intermediate Entity disposing of such investment), unless the General Partner determines in good faith that a different disposition allocation or terms are reasonably necessary for legal, tax, accounting, regulatory, compliance or certain other operational requirements. As a result of the legal, tax, accounting, regulatory, compliance, structuring or other considerations, the terms of such Parallel Funds may substantially differ from the terms of the Fund. In particular, such differences may cause Parallel Funds to subscribe at a different net asset value per unit in an Intermediate Entity, as applicable. For the avoidance of doubt, no co-investment vehicles, if any, any Companion Fund, METI International or entities relating to additional capital in a single investment in a Portfolio Entity shall be considered Parallel Funds.

(b) To the extent that the formation of any Parallel Fund, the making of additional subscription to the Fund or any Parallel Fund, the withdrawal of a Limited Partner pursuant to Section 2.10(c) (or the comparable provision of the governing documents of any Parallel Fund), the redemption of Units in the Fund or units in any Parallel Fund, incurrence of disproportionate expenses (including Management Fees and/or the Management Allocation, subscription fees and servicing fees) specifically attributable to the Fund or any Parallel Fund or other circumstances cause the NAV and/or the net asset value of any Parallel Fund (as determined in accordance with the governing documents of such Parallel Fund) to increase (or decrease) disproportionately, the General Partner and the general partner (or other managing entity) of such Parallel Fund in their sole discretion may, from time to time, adjust the percentage interest of the Fund and such Parallel Fund in each Portfolio Entity to reflect such occurrence and make all other adjustments necessary in order to give effect to, and properly reflect, such occurrence. Notwithstanding anything in this Agreement to the contrary, the General Partner may make adjustments to distributions, allocations and other fundings, payments or calculations to give effect to any expenses (including Management Fees and/or the Management Allocation, subscription fees and servicing fees) or other considerations that are specifically attributable to the Fund or any Parallel Fund.

(c) The General Partner may, in its sole discretion, permit or require an existing Limited Partner to withdraw from the Fund to facilitate such Limited Partner’s participation in any Parallel Fund (or vice versa) and, in connection therewith, may transfer or distribute to a Parallel Fund such Limited Partner’s proportionate share of one or more of the Investments of the Fund (or vice versa) (including an interest in an Intermediate Entity), and to take any other necessary action to consummate the foregoing.

2.11 Feeder Funds.

(a) The General Partner and/or its Affiliates may, in their sole discretion, establish one or more Feeder Funds, in addition to the TE Feeder, to accommodate certain investors and to facilitate their indirect participation in the Fund with respect to all or a portion of their investment therein. Any such Feeder Fund may elect to be treated as, or participate in the Fund indirectly through an entity that elects to be treated as, a corporation for U.S. federal income tax purposes. Investors in a Feeder Fund generally will have indirect interests in the Fund on economic terms no more favorable than those of the other Limited Partners that invest in the Fund.

(b) The General Partner may make any adjustments to the units of a Feeder Fund reasonably necessary to accomplish the overall objectives of this Section 2.11 on the condition that such adjustments shall not materially adversely affect the Units of any other Limited Partner. Nothing in this Section 2.11 should be construed as making any interest holder in a Feeder Fund a Limited Partner for any purpose.

(c) The General Partner and/or its Affiliates may, in their sole discretion, cause the Fund to hold certain investments directly or indirectly through (i) entities that may elect to be classified as corporations for U.S. federal income tax purposes, whether formed in a U.S. or non-U.S. jurisdiction (each, a “Corporation”) or (ii) any other type of entity, including one or more vehicles used to aggregate the holdings of the Fund and METI International (together with any Corporation, the “Intermediate Entities”).

(d) If the General Partner reasonably determines in good faith that for legal, tax, regulatory, accounting or other reasons it is in the best interests of any or all of the Limited Partners that any limited partner in the Fund hold its interest therein indirectly through a Feeder Fund, the General Partner shall have the right, if directed by such limited partner, to permit such limited partner’s interest in the Fund to be contributed to the Feeder Fund in exchange for a Subscription of equal NAV in the Feeder Fund, less any applicable taxes; provided, that such limited partner have the same economic interest in all material respects as if such limited partner held its interest in the Fund directly and, upon becoming a Limited Partner of the Feeder Fund, the rights and obligations of such limited partner shall be substantially identical in all material respects as if such limited partner held its interest in the Fund directly.

ARTICLE III

MANAGEMENT

3.1 Management.

(a) The business and affairs of the Fund shall be managed under the direction of the General Partner. The General Partner shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties hereunder. No officer of the Fund shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such officer’s authority as delegated by the General Partner. The General Partner may delegate the management of the Fund’s day-to-day operations to one or more officers or other Persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the General Partner.

(b) The General Partner shall have sole discretion to act as or cause the Fund to designate and replace from time to time the Partnership Representative, and the General Partner shall have the exclusive authority and discretion to make any determination or decision with respect to tax matters of the Fund, including making or refraining from making any election required or permitted to be made by the Fund under any provisions of the Code or any other revenue or tax laws, and unless otherwise determined by the General Partner, each Limited Partner shall (i) give effect to, cooperate and take such actions as the Partnership Representative in its reasonable discretion requests in connection with any such determination or decision, and (ii) not take any position (whether in any tax reporting, in a tax dispute, or otherwise) inconsistent with any such determination or decision or any other reporting provided by the Fund. For the avoidance of doubt, the General Partner may delegate its discretion and authority with respect to tax matters of the Fund to the Adviser. All expenses incurred by the General Partner while acting in such capacity shall, at the request of the General Partner, be paid or reimbursed by the Fund.

(c) Limited Partners shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Limited Partners shall only have the right to vote on matters as provided in this Agreement. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Fund so as to make such Limited Partner liable as a general partner for the debts and obligations of the Fund for purposes of the Delaware Act. To the fullest extent permitted by law, no Limited Partner owes any duty (fiduciary or otherwise) to the Fund or any other Partner as a result of such Limited Partner’s status as a Limited Partner, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Limited Partner provided for herein or in such Limited Partner’s Subscription Agreement.

(d) The General Partner may delegate to any Person any rights, power and authority vested by this Agreement in the General Partner to the extent permissible under applicable law.

3.2 Powers of the General Partner.

(a) The management, operation and policy of the Fund shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Fund to carry out any and all of the objects and purposes of the Fund and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement. The Fund and the General Partner on behalf of the Fund, may enter into and perform any Subscription Agreement and the Investment Advisory Agreement, and any documents contemplated therein or related thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Fund, but such authorization shall not be deemed to be a restriction on the power of the General Partner to enter into other documents on behalf of the Fund. Subject to the express limitations set forth in this Agreement and the Advisers Act, nothing herein shall restrict the ability of the Fund to invest alongside or in any other MAM Managed Entity and the General Partner is authorized on behalf of the Fund to engage in any activity not expressly limited herein, including if the Fund is investing alongside or in such other MAM Managed Entities and such activity is permitted under (or otherwise approved in accordance with) the governing terms of such other MAM Managed Entities. Notwithstanding the foregoing and the powers and duties included in Section 3.2(b) below, each Limited Partner acknowledges and agrees that the General Partner may rely on investment-related decisions relating to the Fund’s Investments made by the general partner (or similar managing entity) of any other MAM Managed Entity alongside or through which the Fund invests.

(b) Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Fund, or on its own behalf and in its own name, or through agents, as may be appropriate, subject to the limitations contained elsewhere in this Agreement and the Investment Advisory Agreement, to:

(1)	make Investments consistent with the purposes of the Fund;

(2)	make all decisions concerning the investigation, evaluation, selection, negotiation, structuring, commitment to, monitoring of and disposition of Investments;

(3)	direct the formulation of investment policies and strategies for the Fund, and select and approve the making of Investments in accordance with this Agreement including in or alongside any other MAM Managed Entity;

(4)	acquire, hold, sell, transfer, exchange, pledge and dispose of Investments, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Investments, including, without limitation, the voting of Investments, the approval of a restructuring of an Investment in a Portfolio Entity, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

(5)	manage Investments generally, including, but not limited to, managing Investments made by the Fund and the ultimate realization of those Investments and providing, or arranging for the provision of, management or managerial assistance to Portfolio Entities;

(6)	enter into hedging transactions, including interest rate and currency hedging transactions, in connection with the making, disposing or carrying of any Investment;

(7)	enter into derivative transactions, including credit default swaps that relate to the performance of underlying securities that are within the investment objectives of the Fund, short sales (solely for interest rate and foreign currency hedging purposes), foreign exchange transactions and other derivative contracts or instruments;

(8)	incur all expenditures permitted by this Agreement, and, to the extent that funds of the Fund are available, pay all expenses, debts and obligations of the Fund;

(9)	admit an assignee of all or any portion of a Limited Partner’s Units to be an assignee pursuant to and subject to the terms of Section 5.1;

(10)	employ, engage and dismiss (with or without cause), on behalf of the Fund, any Person, including an Affiliate of the Fund or of any Partner, to perform services for, or furnish goods to, the Fund. Without limiting the foregoing, the General Partner may enter into the Investment Advisory Agreement with the Adviser on behalf of the Fund and delegate to the Adviser certain authority and discretion to act on behalf of the Fund in making, managing and disposing of the Investments of the Fund; provided, that the General Partner shall remain ultimately responsible for the management of the Fund;

(11)	open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(12)	hire, appoint, remove and replace for usual and customary payments and expenses, consultants, securities and/or futures brokers, depositaries, attorneys, accountants, administrators, advisors, placement agents and such other agents or other service providers for the Fund as it may deem necessary or advisable in its sole discretion (including the Independent Directors of the Fund), and authorize any such agent to act for and on behalf of the Fund;

(13)	enter into, execute, maintain, file, deliver and/or terminate contracts, undertakings, agreements and any and all other documents, instruments, certificates, reports or statements, or any amendment thereto in the name of the Fund, and to do or perform all such things as may be necessary or advisable in furtherance of the Fund’s powers, objects or purposes or to the conduct of the Fund’s activities, including entering into acquisition agreements to make or dispose of Investments and agreements with respect to borrowings and guarantees by the Fund, hedging arrangements, derivative agreements, credit support agreements, which may include such representations, warranties, covenants, indemnities and guaranties as the General Partner deems necessary or advisable;

(14)	rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(15)	consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Fund or in furtherance of the interests of the Fund in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act;

(16)	make, in its sole discretion, any and all elections for U.S. federal, state, local and non-United States tax matters, including any election to adjust the basis of Fund property pursuant to Sections 734(b), 743(b) and 754 of the Code and any election under Section 6226 of the Code, as applicable, or comparable provisions of state, local or non-United States law;

(17)	modify the organizational structure or entity type of the Fund and/or the nature of the Units (including, in each case, by merger, consolidation, conversion or similar transaction), structure or restructure the Fund’s investments and manage the Fund’s status under the 1940 Act, including, without limitation, electing to rely on a different exclusion from the definition of “investment company” under the 1940 Act or registering the Fund as an investment company;

(18)	issue, sell, repurchase, redeem, retire, cancel, convert, exchange, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Units, including Units in fractional denominations, and, to apply to any such repurchase, redemption, retirement, cancellation, exchange, conversion or acquisition of Units any funds or property;

(19)	appoint, remove and/or replace officers of the Fund as the General Partner may deem necessary or advisable and authorize and delegate authority to any partner, director, officer, employee or other agent of the General Partner, the Adviser or agent or employee of the Fund to act for and on behalf of the Fund in all matters related to or incidental to the foregoing; and

(20)	do any other act that the General Partner deems necessary or advisable in connection with the management and administration of the Fund in accordance with this Agreement.

3.3 Meetings of Limited Partners.

(a) The General Partner may hold, from time to time, general informational meetings with the Limited Partners, which may be telephonic.

(b) Any action required to be, or which may be, taken at any special meeting by the Partners may be taken in writing without a meeting if consents thereto are given by the General Partner and Limited Partners holding Units in an amount not less than the amount that would be necessary to take such action at a meeting.

(c) Without limiting the provisions of Section 3.3(b) above, to the extent Limited Partners are entitled to vote hereunder, a Limited Partner may vote at any meeting either in person or by a proxy which such Limited Partner has duly executed in writing. The General Partner may permit Persons other than Partners to participate in a meeting; provided, that no such Person shall be entitled to vote other than by proxy as provided above.

(d) The General Partner may set in advance a record date for determining the Limited Partners entitled to notice of and to vote at any meeting or entitled to express consent to any action in writing without a meeting. No record date shall be less than ten nor more than sixty (60) days prior to the date of any meeting to which such record date relates nor more than ten (10) days after the date on which the General Partner sets the record date for any action by written consent.

3.4 Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall be held, controlled and administered by one or more custodians retained by the Fund.

3.5 Other Activities of Limited Partners, Directors and the Adviser.

(a) None of the Directors or officers of the Fund, General Partner or the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b) Any Limited Partner, Director, officer of the Fund, Adviser, General Partner or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Investments, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Limited Partner shall have any rights in or to such activities of any other Limited Partner, Director, officer of the Fund, Adviser, General Partner or Affiliate of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. Subject to any limitations provided in the Advisers Act, no such Person shall be liable to the Fund or any Limited Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.6 Standard of Care.

(a) The Indemnified Parties shall not be liable to the Fund or to any of its Limited Partners for (i) any mistake in judgment, (ii) any action taken or omitted to be taken by the Indemnified Party, which action or omission the Indemnified Party was expressly permitted or required to take or omit pursuant to this Agreement, or (iii) any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent of the Fund or such Indemnified Party, provided, that such broker or other agent are selected with reasonable care, in each case of clauses (i), (ii) and (iii) above, unless such action or inaction constituted willful misfeasance, bad faith, gross negligence or reckless disregard of the relevant Indemnified Party. Notwithstanding anything to the contrary in Section 3.6(a), to the extent that, at law or in equity, the Indemnified Parties have duties (including fiduciary duties) and liabilities relating thereto to the Fund or to a Limited Partner, the Indemnified Parties acting under this Agreement shall not be liable to the Fund or to any Limited Partner for its good faith reliance on the provisions, or good faith interpretation or application, of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Indemnified Parties otherwise existing at law or in equity, are agreed by the Partners to modify to the extent of such other duties and liabilities of the Indemnified Parties.

(b) A Limited Partner not in breach of any obligation hereunder or under any agreement pursuant to which the Limited Partner subscribed for a Unit shall be liable to the Fund, any other Limited Partner or Person bound by this Agreement only as required by applicable law or otherwise provided in this Agreement.

(c) The Indemnified Parties may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Fund or in furtherance of the interests of the Fund in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the Indemnified Parties shall be fully protected in so acting or omitting to act, provided, that such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers are selected with reasonable care.

3.7 Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) and (c) hereof, indemnify: each Director (including, for this purpose, their executors, heirs, assigns, successors or other legal representatives); each officer of the Fund; the General Partner; the Adviser; any Affiliate of the Adviser and/or the General Partner; each officer, employee or agent of the Adviser and/or the General Partner or any their respective Affiliates; the Partnership Representative (and any “designated individual” thereof with respect to the Fund); and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and any Affiliate of the Adviser and its executors, heirs, assigns, successors or other legal representatives (each, an “Indemnified Party”) against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Party may be or may have been involved as a party or otherwise, or with which such Indemnified Party may be or may have been threatened, while in office or thereafter, by reason of being or having been an Indemnified Party or the past or present performance of services to the Fund by such Indemnified Party, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Party by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or the Investment Advisory Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office. The rights of indemnification and standard of care provided under Sections 3.6 and 3.7 shall not be construed so as to provide for indemnification of an Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of Sections 3.6 and 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such Indemnified Party shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnified Party against losses arising by reason of such Indemnified Party’s failure to fulfill the Indemnified Party’s undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe such Indemnified Party ultimately will be entitled to indemnification. If independent legal counsel is engaged to make a determination regarding the advancement of expenses in accordance with this Section 3.7, there shall be a rebuttable presumption by such counsel that the Indemnified Party is not liable to the Fund or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnified Party is liable to the Fund or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by General Partner upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnified Party acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such Indemnified Party is not liable to the Fund or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office, or (ii) the General Partner secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such Indemnified Party acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such Indemnified Party is not liable to the Fund or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office.

(d) Subject to this Section 3.7 and Section 3.6, any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any Indemnified Party of any such amount if such Indemnified Party subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence, intentional and material breach of this Agreement or a violation of applicable securities laws or reckless disregard of the duties involved in the conduct of such Indemnified Party’s office. In any suit brought by an Indemnified Party to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Party has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Indemnified Party is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Limited Partner acting derivatively or otherwise on behalf of the Fund or its Limited Partners).

(e) An Indemnified Party may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Limited Partner shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 3.1(c) hereof.

The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Inasmuch as the Fund is intended to be secondarily liable in respect of losses, damages and expenses that are otherwise primarily indemnifiable by a particular entity in which the Fund makes an Investment, it is intended among the Partners and the Indemnified Party that any advancement or payment by the Fund to the Indemnified Party will result in the Fund having a subrogation claim against the relevant entity in respect of such advancement or payments. The General Partner and the Fund shall be specifically empowered to structure any such advancement or payment as a loan or other arrangement as the General Partner may determine necessary or advisable to give effect to or otherwise implement the foregoing. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the General Partner, the Adviser or other Person.

3.8 Liabilities and Duties

Notwithstanding anything herein to the contrary, the Limited Partners agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Limited Partner, officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Limited Partner, officer of the Fund, Director or other Person. Further, the provisions of Section 3.6, Section 3.7 and any other exculpation or indemnification provisions of this Agreement do not restore or create, whether in contract or otherwise, any such duties or liabilities. Without limiting the generality of the foregoing, and notwithstanding any provision of Sections 3.6, 3.7 and 3.8 to the contrary, nothing in this Agreement shall, in the case of a Limited Partner, constitute a waiver of any non-waivable right and, in the case of the General Partner and its Affiliates, of any such Person’s non-waivable duties under applicable law.

3.9 General Partner as Limited Partner.

The General Partner may also be a Limited Partner, including but not limited to the extent that it purchases Units, elects to receive all or a portion of the Performance Allocation in Units, or becomes a transferee of all or any part of the Units of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects, except as provided below. Any Units held by Macquarie or an Affiliate of the Adviser or the General Partner may bear no or reduced Management Fee and/or the Management Allocation, Distribution and/or Servicing Fee or Performance Allocation (in the manner each such Partner and the General Partner shall agree upon such Partner’s admission to the Fund, including pursuant to a rebate of such amounts).

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions – General Principles.

(a) Except as otherwise expressly provided in this ARTICLE IV or in ARTICLE V, no Partner shall have the right to withdraw capital from the Fund or to receive any distribution or return of its Subscription. Distributions, if any, as and when declared by the General Partner in its sole discretion, shall be made only to Persons who, according to the books and records of the Fund, were the holders of record of Units on the date determined by the General Partner as of which the Fund are entitled to any such distributions. Notwithstanding anything to the contrary contained in this Agreement, the Fund, and the General Partner on behalf of the Fund, shall not be required to make a distribution to any Partner on account of its interest in the Fund if such distribution would violate the Delaware Act or other applicable law. Unless otherwise determined by the General Partner, all distributions shall be made to the Partners in amounts proportionate to the aggregate NAV of the Units held by the respective Partners on the applicable record date set by the General Partner, except that the amount distributed per Unit of any class may differ from the amount per Unit of another class on account of differences in class-specific expense allocations, including, for the avoidance of doubt, payment of Distribution and/or Servicing Fee, or for other reasons as determined by the General Partner.

(b) Except as otherwise expressly provided herein, distributions and redemptions made pursuant to this Agreement shall be made in cash. All cash contributions and distributions pursuant to this Agreement shall be made in U.S. dollars (net of applicable currency conversion costs). The “functional currency” of the Fund shall be the U.S. dollar with respect to all allocations and distributions hereunder.

4.2 Performance Allocation.

(a) The General Partner or an affiliate thereof shall be entitled to an allocation or distribution (the “Performance Allocation”) from METI upon the end of each year (which shall accrue on a monthly basis) in an amount equal to:

(1) First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carry Forward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the General Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the General Partner pursuant to this clause; and

(2) Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

(b) Any amount by which the Total Return falls below the Hurdle Amount and that does not constitute Loss Carry Forward Amount will not be carried forward to subsequent periods.

(c) The General Partner will also be allocated a Performance Allocation in the event that a Reference Period ends in connection with the redemption of Units by the Fund or a dividend or other distribution payable by the Fund, in each case on the date as of which the Fund’s NAV attributable to any class of Units is calculated for such purpose, with the relevant period being the portion of the Reference Period for which such Unit was outstanding, and proceeds for any such Unit redeemed will be reduced by the amount of any such Performance Allocation; provided, that only that portion of the Performance Allocation that is attributable to (i) Units being redeemed (not taking into account any proceeds from any contemporaneous issuance of Units, by reinvestment of dividends and other distributions or otherwise) or (ii) the dividend or other distribution being paid by the Fund and not being reinvested in Units of the Fund will be paid to the General Partner for such Reference Period. The Performance Allocation, if any, is calculated and accrued on each date that the Fund calculates its NAV.

(d) The General Partner may elect to receive the Performance Allocation in cash, Units of the Fund or any Parallel Fund. Such Units may be redeemed at the General Partner’s request and will be subject to the volume limitations of the Fund’s Unit redemption program as set forth in Annex B hereto (as amended from time to time, the “Redemption Program”) but not the early redemption deduction of the Redemption Program. The General Partner may, by providing notice to the Fund, subject any Performance Allocation received in the form of rights to distributions of cash in the future or Units of the Fund to any limitations determined by the General Partner in its sole discretion (including, but not limited to, any limitations such that the General Partner’s receipt of such Performance Allocation qualifies as the receipt of a “profits interest” for U.S. federal tax purposes). The measurement of the change in NAV per Unit for the purpose of calculating the Total Return is subject to adjustment by the General Partner to account for any dividend, split, recapitalization or any other similar change in the Fund’s capital structure or any distributions that the General Partner deems to be a return of capital if such changes are not already reflected in the Fund’s net assets.

(e) The measurement of the change in NAV per Unit for the purpose of calculating the Total Return is subject to adjustment by the General Partner to account for any dividend, split, recapitalization or any other similar change in the Fund’s capital structure or any distributions that the General Partner deems to be a return of capital if such changes are not already reflected in the Fund’s net assets. For the avoidance of doubt and notwithstanding anything to the contrary herein, (I) the Performance Allocation shall be calculated separately with respect to each class of Units taking into account only the Units in the relevant class (and all references in this Agreement to the Performance Allocation and the terms used for purposes of calculating the Performance Allocation shall be interpreted accordingly), and (II) the General Partner or an affiliate thereof shall not be entitled to the Performance Allocation with respect to Class E Units or any other class of Units that is not subject to the Performance Allocation. The General Partner shall be permitted to make adjustments to distributions, allocations and other fundings, payments or calculations in order to give effect to the foregoing.

(f) The General Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of the Fund.

4.3 Tax Distributions.

The General Partner may receive a cash advance from the Fund against allocations or distributions of the Performance Allocation to the General Partner to the extent that annual distributions of the Performance Allocation actually received by the General Partner are not sufficient for the General Partner or any of its beneficial owners (whether such interests are held directly or indirectly) to pay when due any income tax (including estimated income tax) imposed on it or them by reason of the allocation to the General Partner of taxable income pursuant to Section 4.2 in respect of the Performance Allocation (including, for the avoidance of doubt, allocations to the General Partner of taxable income with respect to Class E Units issued to them) or such distributions of the Performance Allocation, calculated using the Assumed Income Tax Rate. Amounts of the Performance Allocation otherwise to be allocated or distributed to the General Partner pursuant to Section 4.2 (including distributions in kind) shall be reduced on a dollar-for-dollar basis by the amount of any prior advances made to the General Partner pursuant to this Section 4.3 until all such advances are restored to the Fund in full.

4.4 Reinvestment.

The Fund may permit any distributions to be reinvested into Units, including pursuant to any reinvestment plan, on terms that the General Partner determines in its sole discretion.

4.5 Fees, Expenses and Reimbursement.

(a) The Fund shall not have any salaried personnel. The General Partner, the Adviser and their Affiliates shall bear and be charged with the compensation of the General Partner’s and the Adviser’s investment professionals for providing investment advisory services to the Fund (collectively, the “General Partner Expenses”).

(b) The Fund shall pay the Adviser the Management Fee pursuant to the Investment Advisory Agreement.

(c) The Limited Partners recognize that the Adviser and its Affiliates may receive certain fees as more fully set forth in the Investment Advisory Agreement, and agree that the Management Fee payable under the Investment Advisory Agreement will not be affected thereby, except as provided in the Investment Advisory Agreement.

(d) The General Partner may cause the Fund to compensate each Director for the Director’s services hereunder. In addition, the Fund shall reimburse the Independent Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(e) The Fund will bear all expenses incurred in the business except those specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund (“Fund Expenses”) will include the following:

(1) all fees, costs, expenses, liabilities and obligations related to the Fund’s investment program, including: (i) expenses borne through the Fund’s investments in MAM Managed Entities and Third-Party Funds and other securities, including, without limitation, any fees and expenses charged by the MAM Managed Entities managers and the Third-Party Fund managers (such as management fees, incentive fees or allocations, pass through expenses and costs and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments (whether or not consummated), and enforcing the Fund’s rights in respect of such investments; (iii) fees for data, software and technology providers; (iv) professional fees (including, without limitation, the fees and expenses of consultants, attorneys, senior advisers, special advisers and experts); (v) if applicable, fees and expenses of brokers, agents, valuation firms, investment banks, lenders and other financing sources, hedging, prime brokerage fees, bank service fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, initial and variation margin, spreads and other similar fees, syndication fees, commitment fees, underwriting commissions and (vi) all out-of-pocket fees, costs (including charitable contributions) and expenses, if any, incurred in developing, sourcing, bidding on, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, maintaining custody of, holding (including ongoing risk monitoring and mitigation (such as ESG, cyber security, anti-corruption and other similar functions)), and disposing or unwinding of actual Investments, including without limitation any travel expenses (which may include first class or private air) or any other incremental costs incurred in connection therewith;

(2) the Fund’s allocable share of any fees, costs and expenses related to facilitating the Fund’s investment activities, including, without limitation, the organization and/or maintenance of any Intermediate Entity used to acquire, hold or dispose of Investments, any travel expenses (which may include first class or private airfare, lodging, ground transportation, and travel meals), including without limitation related to such entity or structure and/or sourcing, managing or sourcing Investments or potential Investments, and the salary and benefits of any personnel (including personnel of the Adviser or its Affiliates) reasonably necessary and/or advisable for the maintenance and operation of such entity or structure, or other overhead expenses in connection therewith (to the extent not subject to any reimbursement of such costs and expenses by Portfolio Entities or other third parties and not capitalized as part of the acquisition price of the transaction);

(3) information technology expenses related to (i) the making, holding, monitoring and disposing of Investments, and (ii) general fund administration and compliance related matters;

(4) the fees of the Independent Directors, the Board and any committee thereof and the fees, expenses of independent counsel thereto (including, without limitation, (A) travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with meetings of the Board and (B) the fees, costs and expenses of any other advisors retained by, or at the direction or for the benefit of, the Board), and the costs and expenses of holding any meetings of the Limited Partners or the Board, its committees or the Directors that are permitted or required to be held under the terms of this Agreement, as may be amended or amended and restated from time to time;

(5) expenses relating to ongoing administrative, governance and compliance services necessary for the operation of the Fund and its Investments (including, without limitation, (w) all costs and expenses associated with redemptions, offering costs, (x) expenses relating to the preparation and filing of Form 10, Form PF, 1934 Act reports, reports and notices to be filed with the U.S. Commodity Futures Trading Commission, reports, filings, disclosures and notices prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities and any related regulations, or the laws and/or regulations of jurisdictions in which the Fund engages in activities) and/or any other regulatory filings, notices or disclosures of the Adviser and/or its affiliates relating to the Fund and its activities, compensation of the Independent Directors and preparing materials and coordinating meetings of the Board, (y) compensation, overhead (including rent, office equipment and utilities) and other expenses incurred, charged or specifically attributed or allocated by the General Partner, the Adviser and/or their affiliates in performing administrative and/or accounting services for the Fund or any Portfolio Entity (including but not limited to legal and compliance, finance, accounting, operations, investor relations, tax, valuation and internal audit personnel and other non-investment professionals that provide services to the Fund based on such metric as the General Partner or its affiliates determine in good faith (which metric may change over time) and (z) and compliance with any anti-money laundering or “know your customer” laws, rules, regulations or policies);

(6) the fees and expenses of performing research, risk analysis and due diligence, including third-party background checks;

(7) the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund or the Directors;

(8) a portion of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, the Directors or the officers of the Fund;

(9) recordkeeping, custody and transfer agency fees and expenses of the Fund;

(10) the fees and expenses of other service providers to the Fund, including depositaries (such as The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund, including the Fund’s administrator;

(11) all costs and expenses of preparing, setting in type, printing and distributing reports and other Fund communications to Limited Partners, whether for regulatory or some other purpose, (including all fees, costs and expenses incurred to prepare and audit such reports and the information therein (e.g., any third-party appraisal, opinion or report), provide access to a database or other internet forum and for any other operational, legal, secretarial or postage expenses relating thereto or arising in connection with the distribution of same), and any other financial, tax, accounting, fund administration or reporting functions (including expenses associated with the preparation of financial statements, tax returns and Internal Revenue Service Schedules “K-1” or any successors thereto and, solely with respect to an entity treated as a partnership for United States federal income tax purposes, such partnership’s partnership representative’s representation of the partnership or the Limited Partners);

(12) all expenses of computing the Fund’s NAV, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties engaged by or on behalf of the Fund;

(13) all charges for equipment or services used for communications between the Fund and any custodian, administrator or other agent engaged by the Fund;

(14) any Extraordinary Expenses;

(15) all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including without limitation transfer taxes and premiums, taxes withheld on non-U.S. dividends or other non-U.S. source income, and excise taxes on undistributed income (provided, for the avoidance of doubt, that this clause shall not affect any treatment provided for in Section 6.4 hereof);

(16) to the extent the General Partner or the Adviser do not elect to bear the following costs and expenses or they are not reimbursed by a prospective or actual Portfolio Entity or other third parties, all out-of-pocket costs and expenses, if any, incurred by or on behalf of the Fund or any Intermediate Entities in developing, negotiating and structuring prospective or potential Investments or dispositions which are not ultimately made, including without limitation (i) any travel expenses (which may include first class or private air), (ii) any legal, tax, accounting, advisory, financing and consulting costs and expenses in connection therewith and (iii) any other expenses described in Section 4.5(e)(1) (“Broken Deal Expenses”);

(17) expenses of liquidating and/or dissolving the Fund, any Feeder Fund, Intermediate Entity or other administrative structure;

(18) any costs and expenses incurred in connection with any transfer of Units in the Fund pursuant to Section 5.1 (to the extent not reimbursed by the parties to such transfer) and any expenses related to the development and maintenance of software related to the foregoing;

(19) the out-of-pocket expenses incurred in connection with any amendments to this Agreement, including the solicitation of any consent, waiver or similar acknowledgment from the Limited Partners, or preparation of other materials in connection with compliance (or monitoring compliance) with this Agreement and any other constituent or related documents of the Fund or Intermediate Entity; and

(20) such other types of expenses as may be approved from time to time by the Board.

Any of the foregoing services (including for greater specificity, fees, expenses, costs and other charges specifically allocated by the Adviser or its affiliates to provide in-house administrative, accounting, tax, compliance, leveraged purchasing, environmental, social and governance and legal services to the Fund and expenses and other related costs incurred by the Fund in connection with the provision of such services (including, in each case, technology and other administrative support therefor and allocable compensation and overhead of Macquarie personnel)) may be rendered by Macquarie, the General Partner, the Adviser or any of their respective Affiliates, including internal staff counsel and finance, tax and compliance personnel, as the case may be, directly as a Fund Expense if (i) the costs for such services are billed to the Fund in accordance with standard cost reimbursement procedures established by Macquarie for the billing of such services to collective investment vehicles and portfolio companies of Macquarie collective investment vehicles, (ii) such services are rendered on terms which are no less favorable to the Fund than the terms on which the Fund could obtain comparable services from an unaffiliated third party, (iii) the provision of such services by such Macquarie entities or personnel is in the good faith judgment of the General Partner in the interests of the Fund, and (iv) such services are of a type which would otherwise customarily be provided to a private equity fund by a third party rather than paid for out of the management fee in respect of such private equity fund.

(f) The payment or assumption by the General Partner or the Adviser of any expenses of the Fund that the General Partner or the Adviser is not required by this Agreement to pay or assume shall not obligate the General Partner or the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion, and the General Partner or the Adviser shall be reimbursed for any advance payment made on behalf of the Fund upon the request of the General Partner or the Adviser, as applicable.

(g) The Fund from time to time, alone or in conjunction with other Affiliates of the Adviser or accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the General Partner shall determine.

(h) Fund Expenses relating to Investments shall generally be allocated among the Fund, any Parallel Fund, any Feeder Fund, any Intermediate Entities, METI International and other MAM Managed Entities (including Companion Funds) pro rata based upon their relative investment size in the Investment, as applicable (and in the case of Broken Deal Expenses and related expenses for unconsummated transactions based on their relative expected investment sizes thereof, as determined in the discretion of the General Partner). Fund Expenses may be paid out of any funds of the Fund (or of any Feeder Funds, Parallel Funds and/or Intermediate Entities) in the General Partner’s sole discretion. If the Fund (or any Feeder Funds, Parallel Funds and/or Intermediate Entities) invests alongside or in another MAM Managed Entity, any expenses that are payable in accordance with the governing terms of such MAM Managed Entity shall be deemed payable by the Fund (or any Feeder Funds, Parallel Funds or Intermediate Entities) pursuant to Section 3.2(b) (with respect to the Fund’s (and/or any Feeder Funds’, Parallel Funds’ and/or Intermediate Entities’) allocable portion of such expenses). The General Partner also may cause the Fund (and/or any Feeder Funds, Parallel Funds and/or Intermediate Entities) to borrow funds to pay Fund Expenses pursuant to Section 4.6.

(i) Any amounts paid by the Fund for or resulting from any instrument or other arrangement designed to hedge or reduce one or more risks associated with an Investment shall be considered a Fund Expense relating to such Investment.

(j) Notwithstanding anything herein to the contrary, the General Partner shall, to the extent applicable and in the General Partner’s sole discretion, specially allocate to a Feeder Fund (including any Feeder Fund Investor) any expenses listed in this Section 4.5 and any other expenses, obligations, indemnities or liabilities, contingent or otherwise, of the Fund relating to such Feeder Fund, as the case may be, it being understood that any such expenses, obligations, indemnities or liabilities relating to a Feeder Fund shall be borne indirectly solely by the Feeder Fund Investor (pro rata based on such Feeder Fund Investor’s interest in such Feeder Fund) and that the obligations of the other Limited Partners hereunder in respect of such obligations, indemnities or liabilities shall not in any way be increased as a result thereof. The General Partner may, to the extent applicable, hold all or any portion of any subscription made by a Feeder Fund pursuant to the preceding sentence in reserve and apply such amounts any time to satisfy any such expenses, obligations, indemnities or liabilities, contingent or otherwise, relating to such Feeder Fund.

(k) Management Allocation. The Adviser may elect on an annual basis in advance of the applicable Taxable Year, in lieu of the Management Fee it would otherwise be entitled to pursuant to this Section 4.5 and the Investment Advisory Agreement, to receive an allocation, taken in the form of Units, of the Fund’s income and gain for U.S. federal income tax purposes in an amount equal to the amount it would have been entitled to as the Management Fee (the “Management Allocation”). The General Partner shall limit distributions to the Adviser in respect of the Management Allocation each year so that such distributions do not exceed the amount of net profits of the Fund for U.S. federal income tax purposes (calculated under Section 704(b) of the Code, as determined by the General Partner in good faith) (“Net Profits”). If the Adviser receives a Management Allocation in a calendar month or months within a Taxable Year, but it is later determined at the end of such Taxable Year that there were insufficient Net Profits in such Taxable Year in respect of such prior Management Allocations, the Adviser shall be required to either (a) return such excess amounts to the Fund or (b) reduce subsequent the Management Allocation in the immediate subsequent periods in an amount equal to such excess. In the event the Advisor’s distributions are reduced pursuant to this Section 4.5(k) with respect to any class of Units, an amount equal to such excess distributions shall be treated as instead apportioned to the relevant Limited Partners holding such Units, and the General Partner shall make appropriate adjustments (as determined by the General Partner) to future distributions under this Article IV so that the Adviser receives (from future Net Profits, consistent with the principles of this Section 4.5(k)) an amount equal to such excess distributions out of amounts that, but for this sentence, would have been distributed to the Limited Partners holding such Units. Any amount of Management Allocation that is carried forward to a subsequent Taxable Year pursuant to the preceding sentence may be treated as a liability for purposes of calculating NAV. Notwithstanding anything to the contrary herein, the General Partner may amend the provisions of this Section 4.5(k) (and related provisions of this Agreement) to the extent the General Partner determines in good faith that such amendment is advisable under applicable tax law; provided, however, that such amendment does not have a material adverse economic effect on the Limited Partners.

4.6 Borrowings and Guarantees.

(a) The General Partner shall have the right, at its option, to cause the Fund, directly or indirectly through one or more special purpose vehicles, to borrow money from any Person, to make guarantees, obtain letters of credit, enter into hedging arrangements and provide equity commitment letters and other credit support to any Person, including on a joint, several, joint and several or cross-collateralized basis with any Feeder Fund, Parallel Fund, Intermediate Entity, other MAM Managed Entity or any Person in or alongside which the Fund acquires, directly or indirectly, or proposes to acquire, an Investment (or to any subsidiary or acquisition vehicle thereof), or incur any other similar credit obligation (including credit support arrangements or other extensions of credit) for any proper purpose relating to the activities of the Fund.

(b) The Fund does not intend to incur indebtedness, directly or indirectly, that would cause the Leverage Ratio to be in excess of 30% (the “Fund Leverage”), provided, that no remedial action will be required if Fund Leverage is exceeded for any reason other than the incurrence of an increase in indebtedness (including the exercise of rights attached to an Investment); provided further, that the Fund may incur additional indebtedness for borrowed money that causes the Leverage Ratio to exceed 30% to the extent that the General Partner expects at the time of each such incurrence that the Leverage Ratio shall be reduced to less than or equal to 30% within 12 months from the date the Leverage Ratio initially exceeded 30%. During the initial ramp-up period of the Fund, leverage may exceed such target. The Fund may also exceed a leverage ratio of 30% at other times, particularly during a market downturn or in connection with a large acquisition. Any indebtedness incurred by the Fund or by an Intermediate Entity or Portfolio Entity that is not recourse to the Fund, guarantees of indebtedness, “bad boy” guarantees or other related liabilities that are not recourse indebtedness for borrowed money will be excluded from the calculation of Fund Leverage. For the avoidance of doubt, for purposes of the foregoing, the refinancing of any amount of existing indebtedness shall not be deemed to constitute the incurrence of new indebtedness so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing).

(c) The General Partner shall have the right to pledge (or cause the Fund to pledge) any and all of the assets of the Fund and any Intermediate Entity thereof, including Investments and any accounts in the name of the Fund or an Intermediate Entity thereof. In connection with the Fund’s Investments alongside (or through) any other MAM Managed Entity, the Fund may incur indebtedness, other similar credit obligations or guarantee obligations together with such other MAM Managed Entities on a joint, several, joint and several or cross-collateralized basis.

4.7 [Reserved]

4.8 Macquarie Investments.

(a) Transactions with Macquarie or MAM Managed Entities. Subject to Section 2.7, the General Partner or Affiliates of the General Partner may enter into transactions with Macquarie or MAM Managed Entities, including but not limited to purchasing or selling any Investment from and to, as the case may be, Macquarie or any MAM Managed Entity, and investing in or alongside of one or more MAM Managed Entities.

(b) Companion Funds and Separately Managed Accounts. Notwithstanding anything to the contrary herein, the General Partner and/or its Affiliates shall be permitted to close on one or more Companion Funds or separately managed accounts and such Companion Funds or separately managed accounts may invest alongside or in lieu of the Fund as provided in Section 4.8(d). In addition, each Limited Partner acknowledges and agrees that (i) nothing herein shall limit the ability of the General Partner to sponsor, raise, close and manage any such Companion Funds and/or other MAM Managed Entities and (ii) by virtue of such Companion Funds and/or other MAM Managed Entities, the General Partner and its Affiliates will be presented with investment opportunities (including any related co-investment opportunities) that fall within the investment objective of the Fund, other MAM Managed Entities and the Companion Funds, and in such circumstances, the General Partner and its Affiliates shall allocate such opportunities among the Fund, such other MAM Managed Entities and/or the Companion Funds as described more fully in Section 4.8(d).

(c) Business with Certain Affiliates. The Limited Partners recognize and consent that the General Partner or Affiliates of the General Partner may receive various types of fees in connection with the investment activities of the Fund and/or Portfolio Entities and from unconsummated transactions, including, without limitation, net break-up and topping fees, commitment fees, transaction fees, monitoring fees, directors’ fees, investment banking fees, construction, development and other property/asset management fees, mortgage servicing fees, consulting fees (including management consulting), syndication fees, capital markets syndication and advisory fees (including underwriting fees, and with respect to syndications or placements of debt and/or equity securities or instruments issued by portfolio entities or entities formed to invest therein), origination fees, servicing (including loan/mortgage/asset servicing) fees, healthcare consulting/brokerage fees, group purchasing fees and/or insurance (including title insurance), financial advisory fees, fees for hedging and similar services, organization fees, financing fees, divestment fees and other similar fees, fees for environmental, social and corporate governance (“ESG”) services, data management and services fees or payments, leasing/administrative fees, similar fees for arranging acquisitions and other financial restructurings, other similar operational and financial matters, (whether in cash or in-kind), other fees and annual retainers (whether in cash or in-kind) and any other fees as further described in the Confidential Memorandum as updated from time to time from or with respect to Persons in which the Fund acquires or holds Investments and/or other Persons (including co-investors and/or joint venture partners), and neither the Fund nor any Limited Partner shall have any interest therein by virtue of this Agreement or the partnership relationship created hereby. Notwithstanding this Section 4.8(c), the General Partner or any of its Affiliates may, but shall not be required to, make advances to the Fund, which advances shall accrue interest comparable to those received by a third party in an arm’s length transaction and shall be repaid from any funds of the Fund.

(d) Other Macquarie Funds. Macquarie and its Affiliates currently manage, and expect to continue to manage throughout the term of the Fund, other MAM Managed Entities with investment objectives, mandates and policies that overlap with, those of the Fund and may do so without the consent of or notice to any Limited Partner. Accordingly, Macquarie will from time to time be presented with investment opportunities that fall within the investment strategy and objectives of both the Fund and such MAM Managed Entities. Such opportunities will be allocated among the Fund and such MAM Managed Entities on a basis determined by the General Partner and the general partner of such MAM Managed Entities in good faith (which may in many cases include allocating the entire investment opportunity to such MAM Managed Entity (and for the avoidance of doubt, co-investment vehicles thereof) without the Fund first having an opportunity to consider such opportunity), taking into account relevant factors as determined by the General Partner in its discretion including Macquarie’s contractual obligations to such other MAM Managed Entities, as applicable. Other MAM Managed Entities that have investment objectives or guidelines that overlap with those of the Fund may receive priority with respect to any investment opportunity that falls within such common objectives or guidelines or such investment opportunity may be allocated in any manner deemed appropriate by Macquarie in its sole discretion (including, for the avoidance of doubt, co-investment vehicles of such other MAM Managed Entities). Other MAM Managed Entities are expected to have terms that differ from the terms of the Fund and may participate in investments on different terms than the Fund and/or at different times than the Fund. Accordingly, the participation by the Fund in investments with other MAM Managed Entities is expected to vary on an investment-by-investment basis and there are expected to be investments within the Fund’s investment objective that are made by such MAM Managed Entities, in which the Fund does not participate or does not participate to the same extent as other investments. The General Partner will determine in its sole discretion whether an investment opportunity is within the investment objectives of the Fund and, in such case, whether any portion of such investment opportunity will be allocated to the Fund. Each Limited Partner recognizes and consents that all or any portion of an investment opportunity that the General Partner determines in its sole discretion is not appropriate for the Fund, or is more appropriate for any other MAM Managed Entity, may be pursued by the General Partner and its Affiliates outside of the Fund.

(e) Except as provided in this Section 4.8(e), this Agreement shall not be construed in any manner to preclude the General Partner, the Adviser or any of their respective direct or indirect partners, members or stockholders or their respective officers, directors, employees or Affiliates from engaging in any activity whatsoever to the maximum extent permitted by applicable law.

ARTICLE V

TRANSFERS

5.1 Transfer of the General Partner.

Without the consent of the Independent Directors, the General Partner shall not have the right to assign, pledge or otherwise transfer its General Partnership Interest; provided, that without the consent of the Limited Partners or the Independent Directors, the General Partner may, at the General Partner’s expense, (i) be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or (ii) transfer to one of its Affiliates the General Partnership Interest (in whole or part) or any similar interest of a successor entity to the Fund. In the event of an assignment or other transfer of all of the General Partnership Interest, its assignee or transferee shall be substituted in its place as general partner of the Fund and immediately thereafter the General Partner shall withdraw as a general partner of the Fund. For the avoidance of doubt, the foregoing provisions of this Section 5.1 shall not prevent the General Partner from assigning by way of security or otherwise pledging or granting security over its rights under this Agreement as permitted by this Agreement and the General Partner shall have the right to transfer to any of its Affiliates all or any portion of its interest in the Performance Allocation without the consent of the Independent Directors, and in connection with such transfer the General Partner may convert all or any portion of its interest as the general partner of the Fund to form part of a limited partner’s interest as a limited partner of the Fund.

5.2 Limited Partner Transfer of Units.

(a) Units may be Transferred without the consent of the General Partner only by operation of law as a result of the death, divorce, dissolution, termination, bankruptcy, insolvency or adjudicated incompetence of a Limited Partner. Otherwise, a Limited Partner may not Transfer its Units, in whole or in part, to any Person without the prior written consent of the General Partner, which consent may be conditioned as set forth in Section 5.2(b). To the fullest extent permitted by law, any attempted Transfer shall be cancelled and of no force or effect unless effected in accordance with this ARTICLE V.

(b) The General Partner may condition its consent to a Transfer under Section 5.2(a) hereof on the Transfer meeting each of the following conditions:

(1) the General Partner’s receipt of notice of such Transfer sixty (60) calendar days prior to the intended effective date of such Transfer;

(2) the transferee meets the investor eligibility requirements established by the Fund from time to time as set forth under the terms of the Subscription Agreement;

(3) such Transfer, itself or together with any other Transfers, would not cause the Fund to be treated as a “publicly traded partnership” for U.S. federal income tax purposes or otherwise cause the Fund to become treated as a corporation for U.S. federal income tax purposes;

(4) such transfer would not cause the Fund to lose its status as a partnership for U.S. Federal income tax purposes;

(5) such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities or “blue sky” laws;

(6) such Transfer does not result in a violation of the federal securities laws or other laws ordinarily applicable to such transactions or the Fund becoming required to register under the 1940 Act;

(7) the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 5.2(f) hereof;

(8) no facts are known to the General Partner that cause the General Partner to conclude that such Transfer will cause the Fund to violate any applicable law, regulation, court order or judicial decree or to have a material adverse effect on the Fund;

(9) the Transfer would not cause (A) all or any portion of the assets of the Fund to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law) of any existing or prospective Limited Partner, or (B) the General Partner (or other Persons responsible for the operation of the Fund and/or investment of the Fund’s assets) to become a fiduciary with respect to any existing or prospective Limited Partner, pursuant to ERISA or any applicable Other Plan Law, or otherwise; and

(10) the transferee has agreed in writing to become a party to this Agreement and to be a “Limited Partner” under and subject to all of the terms, obligations and limitations of this Agreement.

(c) If any transferee (including a transferee for which General Partner consent is not required) does not meet the investor eligibility requirements established by the Fund from time to time, or if the General Partner does not consent to a Transfer, the Fund reserves the right to reject the Transfer, direct the sale of the transferee’s Units to an investor that does meet the investor eligibility requirements or redeem the transferred Units from the Limited Partner’s successor pursuant to Section 6.2 hereof.

(d) Upon any Transfer approved by the General Partner:

(1) the transferee shall be entitled to (i) the right to request redemption of such Units in connection with the Redemption Program, and (ii) receive any distributions to which the Transferring Limited Partner would have been entitled with respect to such Transferred Units, but shall not be entitled to exercise any of the other rights of a Limited Partner with respect to such Transferred Units, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Limited Partner pursuant to Section 5.2(g) hereof; and

(2) the Transferring Limited Partner shall cease to be a limited partner of the Fund if it has assigned all of its Units.

(e) Each Transferring Limited Partner agrees that it will pay reasonable costs and expenses incurred by the Fund and the General Partner in connection with such Transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Units by such Transferring Limited Partner. Such expenses shall be due and payable on the day the transferee is admitted to the Fund as a Substituted Limited Partner.

(f) Unless otherwise agreed to in writing by the General Partner, each Transferring Limited Partner shall, to the fullest extent permitted by law, indemnify and hold harmless the Fund, the General Partner, the Adviser, the Directors, the officers of the Fund, each other Limited Partner and any successor, assign or Affiliate of any of the foregoing from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses, or any judgments, fines and amounts paid in settlement or incurred in investigating or defending such matters), joint or several, to which those Persons may become subject by reason of, or arising from, any Transfer made by such Limited Partner in contravention of the provisions of this Agreement, or any misrepresentation by such Limited Partner (and such Limited Partner’s transferee) in connection with any purported Transfer.

(g) No transferee shall be admitted to the Fund as a Substituted Limited Partner until each of the following conditions has been satisfied:

(1) receipt by the transferee of the written consent of the General Partner, which consent may be withheld or granted in the sole and absolute discretion of the General Partner;

(2) the execution and delivery to the Fund by the Substituted Limited Partner of either a counterpart of this Agreement, or another instrument pursuant to which such Substituted Limited Partner agrees to be bound by all the terms and provisions hereof, which shall constitute a counterpart hereof;

(3) receipt by the Fund of other written instruments that are in form and substance satisfactory to the General Partner (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(4) payment by the Transferring Limited Partner to the Fund of all reasonable costs and expenses incurred by the Fund and the General Partner in connection with such Transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Units by such Transferring Limited Partner, including any continuing administrative and other expenses;

(5) the updating of the books and records of the Fund to reflect the admission of the Substituted Limited Partner; and

(6) any other information or documentation as the General Partner may request.

The General Partner, in its sole discretion, may waive any or all of the conditions listed above.

(h) The General Partner and/or its Affiliates may acquire Units of a transferring Limited Partner as a transferee.

ARTICLE VI

UNITS

6.1 Subscriptions and Units.

(a) Partners will make Subscriptions to the Fund in exchange for Units as more fully described in the Confidential Memorandum. Each Partner, by executing a Subscription Agreement, shall be deemed to have acknowledged and consented to the risks and other considerations relating to an investment in the Fund, including the risks and conflicts described in the Confidential Memorandum. Each Partner’s Unit holdings will be set forth opposite their names on the Fund’s books and records. The General Partner or any transfer agent or similar agent may keep the Fund’s books and records current through separate revisions that reflect periodic changes to each Limited Partner’s Units (including as a result of Subscriptions or redemptions) without preparing an amendment to this Agreement. The Partners shall have no right or obligation to make any additional Subscriptions or loans to the Fund.

(b) The units of limited partnership interests of the Fund shall be divided into such Units of as many separate and distinct classes of Units as the General Partner, in its sole discretion and without Limited Partner approval, from time to time create, issue and establish. The General Partner shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of the Limited Partners of any class of Units, to create, establish and designate, and to change in any manner, any initial class of Units or additional classes of Units, and to fix such preferences, voting powers, rights and privileges of such classes of Units as the General Partner may from time to time determine, to divide or combine the Units or any classes of Units into a greater or lesser number, to classify or reclassify any unissued Units or any Units previously issued and reacquired of any class into one or more classes that may be established and designated from time to time, and to take such other action with respect to the Units as the General Partner may deem desirable. Unless another time is specified by the General Partner, the establishment and designation of any class of Units shall be effective upon the adoption of a resolution by the General Partner setting forth such establishment and designation and the preferences, powers, rights and privileges of the Units of such class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

(c) The number of the Fund’s authorized Units of each class and the number of Units that may be issued is unlimited, and, subject to Section 6.1 hereof, the General Partner may issue Units of each class for such consideration and on such terms as it may determine (or for no consideration if issued in connection with a distribution in Units or a split of Units), or may reduce the number of issued Units in proportion to the relative NAV of the Units then outstanding, all without action or approval of the Limited Partners notwithstanding anything herein to the contrary. All Units when so issued on the terms determined by the General Partner shall be fully paid and non-assessable.

(d) All references to Units in this Agreement shall be deemed to be Units of any or all classes as the context may require. All provisions herein relating to the Fund shall apply equally to each class except as the context otherwise requires.

(e) Each new Partner shall be admitted as a Partner upon the General Partner’s acceptance of an executed Subscription Agreement or other agreement pursuant to which such Partner becomes bound by the terms of this Agreement and the funding of the subscription amount included in the Partner’s Subscription Agreement.

(f) Subscriptions may be accepted or rejected in whole or in part by the General Partner on behalf of the Fund in its sole discretion.

(g) Admission of a new Limited Partner shall not cause dissolution of the Fund.

(h) Unless otherwise agreed to by the General Partner, Subscriptions to the Fund must be made in U.S. dollars by wire transfer of immediately available funds on or prior to the date Units are to be issued. Notwithstanding the foregoing sentence, the General Partner may accept, on behalf of the Fund, a Subscription to the Fund in the form of a non-cash contribution on terms and conditions that the General Partner deems appropriate in good faith. The Agreed Value of any non-cash Subscriptions by a Partner as of the date of contribution are set forth on the Fund’s books and records. No Units shall be deemed issued by the Fund to a Partner until they are paid for in the amount and form agreed to with the General Partner. When issued pursuant to and in accordance with this Agreement, Units shall be fully paid and non-assessable, to the fullest extent permitted by law.

6.2 Redemption of Units. The General Partner shall cause the Fund to establish the Redemption Program as set forth on Annex B hereof. The Fund and the General Partner, on behalf of the Fund, are hereby authorized to redeem Units in accordance with the Redemption Program; provided, that such redemptions do not impair the capital or operations of the Fund or cause the Fund to become subject to tax as a corporation. The General Partner may amend or suspend the Redemption Program if in its reasonable judgment it deems such action to be in the Fund’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons.

6.3 Required Withdrawals.

(a) A Limited Partner may be required to withdraw from the Fund in whole or in part if in the reasonable judgment of the General Partner: (i) (a) all or any portion of the assets of the Fund may be characterized as assets of a Plan for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, or for purposes of any applicable Similar Law, whether or not such Limited Partner is subject to ERISA, the Code or any Similar Law without such withdrawal or (b) the General Partner (or other Persons responsible for the operation of the Fund and/or investment of the Fund’s assets) may be considered a fiduciary with respect to any Limited Partner, for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, or for purposes of any applicable Other Plan Law; (ii) the Fund or any Partner is reasonably likely to be subject to any requirement to register under the 1940 Act or any other securities laws of any jurisdiction; (iii) a significant delay, extraordinary expense or material adverse effect on the Fund or any of its Affiliates, any Partners, any Portfolio Entity, Investment or any prospective investment is likely to result; provided, that any such Limited Partner shall remain liable to the Fund to the extent of any breach of a representation or covenant made by such Limited Partner to the Fund or the General Partner arising out of or relating to such withdrawal; or (iv) or in the General Partner’s sole and absolute discretion, a violation of or non-compliance with any law, rule or regulation (which may include any anti-money laundering or anti-terrorist financing laws, rules, regulations, directives or special measures) applicable to the Fund (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the U.S. International Money Laundering Abatement and the Anti-Terrorist Financing Act of 2001 and FATCA) or any material adverse effect on the Fund or any Partner is likely to result from such Limited Partner’s continued interest in the Fund.

(b) Withdrawals pursuant to this Section 6.3 will be effected by the Fund’s purchase of such Limited Partner’s Units (or a portion thereof, as applicable) at the NAV of such Units at the time of withdrawal. No consent of, or execution of any document by, such Limited Partner shall be needed to effect the purchase of the Units pursuant to this Section 6.3.

(c) Unless the General Partner determines otherwise in its sole discretion, the effective date of any withdrawal pursuant to this Section 6.3 shall be the last day of the month in which notice of such withdrawal was given pursuant to this Section 6.3.

6.4 Allocation of Certain Withholding Taxes and Other Expenditures.

(a) If requested by the Fund, each Limited Partner shall, if able to do so, provide the Fund with: (i) an affidavit in form satisfactory to the Fund that the applicable Limited Partner (or its beneficial owner(s), as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other law; and (ii) any certificate or other form or instrument reasonably requested by the Fund with respect to any tax matters.

(b) If the Fund directly or indirectly incurs a withholding tax or other tax obligation with respect to the share of Fund income allocable or amount payable to any Limited Partner, then the General Partner, without limitation of any other rights of the Fund or the General Partner, may deem such amount to have been distributed to such Limited Partner (and accordingly reduce amounts payable to such Limited Partner) or require such Limited Partner and any successor to such Limited Partner’s Units to reimburse such amount to the Fund. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Limited Partner that may be eligible for such reduction or exemption; provided, that in the event that the Fund determines that a Limited Partner is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Limited Partner, assist such Limited Partner in applying for such refund.

(c) Except as otherwise provided for in this Agreement, any expenditures payable by the Fund, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Limited Partners, may be deemed to have been distributed (and accordingly reduce amounts payable) to or be required to be reimbursed by only those Limited Partners on whose behalf such payments are made or whose particular circumstances gave rise to such expenditures or items. Any amount required to be reimbursed under Section 6.4(b) hereof or this Section 6.4(c) may be offset against any amount otherwise payable to the applicable Limited Partner in respect of any redemption by the Fund.

(d) Unless otherwise agreed to in writing by the General Partner, each Limited Partner shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Fund, the Adviser, the General Partner and any designated agents of the Fund (including any Partnership Representative and any “designated individual” thereof) to the extent any such Person or entity is deemed to be the responsible withholding agent for U.S. federal, state or local or foreign income tax purposes, against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person or entity’s gross negligence, willful misconduct or fraud) relating to the Fund’s, the Adviser’s, the General Partner’s, or any designated agent’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Fund, the Adviser or the General Partner with respect to such Limited Partner or as a result of such Limited Partner’s participation in the Fund.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1 Dissolution.

(a) The Fund shall be dissolved at any time there are no Limited Partners, unless the Fund is continued without dissolution in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund;

(2) a GP Event of Withdrawal;

(3) an uncured Cause Event together with the consent of 75% in Interest to dissolve the Fund; or

(4) as required by operation of law.

Except as provided above, Limited Partners shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund and this Agreement shall not terminate until the assets of the Fund have been liquidated and applied in accordance with Section 7.2 hereof and the Certificate has been canceled. The obligations set forth in Section 3.7 and Section 9.8 hereof shall survive the termination of the Fund and the termination of this Agreement. Upon the cancellation of the Certificate in accordance with the Delaware Act, the existence of the Fund and, except as expressly provided otherwise herein, this Agreement, shall terminate.

(b) A cure of any event constituting a Cause Event must occur within thirty (30) calendar days after the delivery by the General Partner of written notice to the Limited Partners of the occurrence of any Cause Event (it being understood that a Cause Event that occurs with respect to any employee of the Adviser, shall be deemed cured if such person’s employment with the Adviser, including, for avoidance of doubt, engagement as a consultant or a similar capacity, has been promptly terminated after discovery of the Cause Event); provided, that such period may be extended by the General Partner in the event that the General Partner makes a bona fide good faith attempt to cure such Cause Event within thirty (30) calendar days.

7.2 Liquidation of Assets.

(a) Upon the dissolution of the Fund as provided in Section 7.1 hereof, the General Partner, acting directly or through a Liquidating Trustee it selects, shall wind up, in an orderly manner, the business and administrative affairs of the Fund, except that if the General Partner is unable to perform this function, a Liquidating Trustee approved by the Independent Directors shall wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from winding up shall, subject to the Delaware Act, be distributed in the following manner:

(1) in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of winding up (including legal and accounting expenses incurred in connection therewith), but not including debts and liabilities to Limited Partners, up to and including the date that distribution of the Fund’s assets to the Limited Partners has been completed, shall first be paid on a pro rata basis;

(2) to establish reserves, in amounts established by the General Partner or such liquidator, to meet other liabilities of the Fund (including the Management Fee and/or Management Allocation, the Performance Allocation, the Distribution and/or Servicing Fee)

(3) such debts, liabilities or obligations as are owing to the Limited Partners shall be paid next in their order of seniority and on a pro rata basis; and

(4) the Limited Partners shall be paid next, on a pro rata basis, in proportion to the NAV of the Units held by such Persons, as determined pursuant to Section 8.2 hereof and the Confidential Memorandum.

(b) Anything in this Section 7.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 7.2(a) hereof, upon dissolution of the Fund, the General Partner or other Liquidating Trustee may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 8.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 7.2(a) hereof.

ARTICLE VIII

ACCOUNTING, VALUATIONS AND WITHHOLDING

8.1 Books and Records, Accounting and Reports.

(a) The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein, the books and records of the Fund shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied, and shall be maintained for at least five years following the termination of the Fund. The books and records shall be maintained or caused to be maintained at the principal office of the Fund or at the offices of the Fund’s administrator, if applicable.

(b) The Fund shall adopt for tax accounting purposes any accounting method which the General Partner shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(c) After the end of each Taxable Year, and as soon as reasonably practicable after receipt of the necessary information from the Investments, the Fund shall furnish to each Limited Partner such information regarding the operation of the Fund and such Limited Partner’s Units as is necessary for Limited Partners to complete U.S. federal and state income tax or information returns and any other tax information required by U.S. federal or state law (which may be prepared on a combined basis with respect to the Fund and/or any Feeder Funds, Parallel Funds, and Intermediate Entities and their respective alternative vehicles). The General Partner will use reasonable efforts to cause the Fund to provide to each of the Limited Partners United States Internal Revenue Service Schedules K-1 (Form 1065) in relation to the Fund for each Taxable Year within ninety (90) days following the close of the Fund’s Taxable Year.

(d) Upon the Fund becoming subject to the 1934 Act, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Fund (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity as permitted under applicable law), the General Partner shall make available to each Person who was a Partner during such period a quarterly report and unaudited financial statements of the Fund (which may be prepared on a combined basis with respect to the Fund and/or any Feeder Funds, Parallel Funds, and Intermediate Entities and their respective alternative vehicles, if any). The filing of a Form 10-Q with the Securities and Exchange Commission that is made available on the Fund’s website will be deemed to satisfy this obligation.

(e) Within one hundred twenty (120) days (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity) after the end of each Fiscal Year of the Fund, the General Partner shall make available to each Person who was a Partner during such Fiscal Year an annual report and audited financial statements for the Fund (which may be prepared on a combined basis with respect to the Fund and any Feeder Funds, Parallel Funds, and Intermediate Entities and their respective alternative vehicles, if any) prepared in accordance with U.S. generally accepted accounting principles. The filing of a Form 10-K with the Securities and Exchange Commission that is made available on the Fund’s website will be deemed to satisfy this obligation.

(f) Notwithstanding anything contained in this Section 8.1, the information contained in any financial statements and reports delivered pursuant to Section 8.1 with respect to any Investment that is a Third-Party Fund or MAM Managed Entity may be a Fiscal Quarter in arrears because necessary information (including valuation information) in respect of such Investments is delayed past the time that the General Partner determines to provide reporting or financial statements for such period, and in each case the General Partner shall not be deemed to have breached its obligations hereunder to the extent the General Partner is unable to provide any required information with respect to such Investments that are Third-Party Funds or MAM Managed Entities.

(g) Except as set forth specifically in this Section 8.1 and to the fullest extent permitted by Section 17-305(g) of the Delaware Act, no Limited Partner shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Limited Partner or former Limited Partner or about the affairs of the Fund. No act of the Fund, the Adviser or any other Person that results in a Limited Partner being furnished any such information shall confer on such Limited Partner or any other Limited Partner the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 8.1(g).

8.2 Valuation of Assets.

The General Partner will be responsible for the valuation of Units which it will determine in accordance with the Fund’s valuation policies, as updated from time to time.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Amendment of Limited Partnership Agreement; Consents Generally.

(a) Except as otherwise provided in this Section 9.1, this Agreement may be amended, in whole or in part (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Fund), with the sole approval of the General Partner, provided, that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Limited Partners in the aggregate will require the approval of the Independent Directors, unless such amendment does not become effective until (A) each Limited Partner has received written notice of such amendment, including through a 1934 Act report (other than an amendment described in Section 9.1(b) hereof) and (B) any Limited Partner objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the General Partner) to present their Units for redemption by the Fund. Any amendment pursuant to Section 9.1(b) hereof shall not be subject to the provisions of this Section 9.1(a).

(b) For the avoidance of doubt, the General Partner at any time without the consent of the Independent Directors may:

(1) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2) amend this Agreement to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof;

(3) amend this Agreement, taking due consideration of the interests of the Limited Partners as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current U.S. federal tax treatment, including to avoid being treated as a “publicly traded partnership”, or, at the Fund’s sole discretion, change its U.S. federal tax treatment;

(4) amend this Agreement to address any law or regulation, including changes in tax law or applicable guidance related to Performance Allocation that, in the General Partner’s reasonable opinion, materially adversely affect the U.S. federal, state or local treatment of the Performance Allocation to the General Partner or its direct or indirect owners, and which would not materially add to the obligations (including any tax liabilities) of any Limited Partner or otherwise materially alter any of the rights (including entitlements to distributions or any other economic rights) of such Limited Partner;

(5) amend this Agreement to structure or restructure the Units (including, without limitation, by merger, consolidation, conversion or a similar transaction) as a separate “series” of partnership interests of the Fund pursuant to Section 17-218 of the Delaware Act; and

(6) amend this Agreement, on or before the effective date of final regulations, to amend, as determined by the General Partner in good faith, this Agreement to provide for the election of a safe harbor under Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of any Units that are transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, an agreement by the Fund and all of its Partners to comply with the requirements set forth in such regulations and IRS Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all Units transferred in connection with the performance of services while the election remains effective, and any other amendments reasonably related thereto or reasonably required in connection therewith; provided, that if such amendment, in the General Partner’s reasonable opinion, would be materially adverse to the economic interests of the Limited Partners, such amendment will require the consent of each Partner materially adversely affected thereby.

(c) In the case of any consent sought by the General Partner, the General Partner may determine that the consent of any percentage in Units of the Limited Partners may also be given and/or obtained as follows:

(1) Prior to the proposed effective date of such consent, the General Partner shall give written notice to each Limited Partner of such matter and shall request such Limited Partner to indicate in writing whether or not it consents thereto. If any Limited Partner has not indicated in writing within fifteen (15) calendar days (or such longer period as the General Partner may specify in its sole discretion) after such notice whether or not it consents to such matter, the General Partner shall promptly provide a second notice to such Limited Partner of such matter and shall again request such Limited Partner to indicate in writing whether or not it consents thereto and shall prominently state in such second notice that if the Limited Partner does not indicate in writing within fourteen (14) days (or such longer period as the General Partner may specify in its sole discretion) after such second notice (the end of such fourteenth (14th) day or longer period after such notice, the “Notice Date”) whether or not it consents to such matter, such Limited Partner shall be deemed to have consented to such consent. Any Limited Partner that does not indicate whether or not it consents to such matter by the Notice Date shall be deemed to have consented to such matter. At any time on or prior to the Notice Date, a Limited Partner may indicate that it does or does not consent to such matter, but after the Notice Date any indication by a Limited Partner that it does not consent to such matter shall not be effective for purposes of the foregoing.

(2) The consent of a particular percentage of NAV represented by Units of the Limited Partners with respect to such matter shall have been received if at any time prior to the Notice Date Limited Partners representing such percentage in Units of the Limited Partners have affirmatively consented to such matter or if as of the Notice Date Limited Partners representing such percentage in Units of the Limited Partners have either affirmatively consented to such matter or are deemed to have consented to such matter as provided above.

(d) The General Partner shall give written notice of any proposed amendment to this Agreement to each Limited Partner, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Limited Partner upon request. Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Limited Partner, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the General Partner and (ii) the Limited Partner, and any other party to this Agreement, shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

9.2 Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Limited Partner, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, electronic means (including e-mail) or, if to the Fund, shall be sent to the sources listed in the Confidential Memorandum or as directed on the Fund’s website or other investor resources, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Limited Partner, and to each of the Limited Partners in the case of notice given to the Fund). Notices shall be deemed to have been provided when (i) personally delivered or delivered by facsimile, when received, (ii) sent by United States Post Office’s Express Mail or by another recognized overnight courier service on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by e-mail, when received; (iv) posted on a password protected website maintained by the Fund or its Affiliates and for which any Limited Partner has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent; or (v) filed with the Securities and Exchange Commission and such filing is made available on the Fund’s website. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

9.3 Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall, to the fullest extent permitted by law, be cancelled.

9.4 Choice of Law; Jurisdiction; Trial by Jury.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed by, all the terms and provisions hereof shall be construed under, and any dispute shall be determined under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State or any other principle that would direct the application of the laws of any other state.

(b) Any action or proceeding against the parties relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware, to the extent subject matter jurisdiction exists therefor, of the United States for the District of Delaware, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Delaware or the United States District Court for the District of Delaware and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(c) Each Partner and the Fund waives and covenants that such Partner and the Fund shall not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any Partner or the Fund or any of its Affiliates in connection with any representation, warranty, covenant or agreement contained in this Agreement or any transaction contemplated by this Agreement, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. The Fund or any Partner may file an original counterpart or a copy of this Section 9.4 with any court in any jurisdiction as written evidence of the consent of the Partners to the waiver of their respective rights to trial by jury.

(d) To the fullest extent permissible by applicable law and unless otherwise agreed to in writing by the Adviser and the General Partner, each Limited Partner hereby waives any right to assert any claim or participate in any claim against the Fund, the General Partner, the Adviser, a Limited Partner or any of their officers, affiliates or representative by means of any class action, collective action or representative action, whether as a class representative or as a member of a class. If, notwithstanding the foregoing waiver, a court or law permits a Limited Partner to participate in a class, collective or representative action, then such Limited Partner nevertheless agrees that the prevailing party shall not be entitled to recover attorneys’ fees or costs associated with pursuing the class or representative action, and the Limited Partner who initiates or participates as a member of the class will not submit a claim or otherwise participate in any recovery secured through the class, collective or representative action.

9.5 Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Limited Partners, the Adviser, officers of the Fund, the General Partner, the Directors and the Fund. Except with respect to the rights of an Indemnified Party hereunder, this Agreement is not intended for the benefit of non-Limited Partner creditors and no rights are granted to non-Limited Partner creditors under this Agreement (except as provided in Section 3.7 hereof).

9.6 Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

9.7 Interpretation; Compliance with Laws.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

9.8 Confidentiality.

(a) Except as otherwise required by law, including, without limitation, any public disclosure law relating to governmental entities, each Limited Partner will maintain the confidentiality of information which is Non-Public Information received by such Limited Partner pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind, and shall use such Non-Public Information solely in connection with monitoring such Limited Partner’s investment in the Fund or otherwise with respect to their Units and agrees in that regard not to trade in securities on the basis of any such information. All communications between the General Partner or the Adviser, on the one hand, and any Limited Partner, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information; provided, that the foregoing shall not limit the ability of any Limited Partner to furnish any such information to (i) its Affiliates or advisors or (ii) examiners, auditors, inspectors, attorneys, or persons with similar responsibilities or duties of a nationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority; provided, further, that such Limited Partner shall be liable to the Fund and the General Partner for any such Affiliate’s or advisor’s failure to comply with the foregoing (unless such Limited Partner receives a written undertaking from such Affiliate or advisor to maintain the confidentiality of such information). The Partners hereby acknowledge that pursuant to § 17-305(f) of the Delaware Act the rights of a Limited Partner to obtain information from the Fund shall be limited to only those rights expressly provided for in this Agreement, and that any other rights provided under § 17-305(a) of the Delaware Act shall not be available to the Limited Partners or applicable to the Fund.

(b) Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each Limited Partner (and any employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the Fund or any transactions contemplated by the Fund, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding, (A) the Fund or any existing or future investor (or any Affiliate thereof) in the Fund, or (B) any investment or transaction entered into by the Fund, (ii) any performance information relating to the Fund or its Investments or (iii) any performance or other information relating to other investments sponsored by the General Partner, the Adviser or their Affiliates, does not constitute such tax treatment or structure information.

(c) In order to preserve the confidentiality of certain information disseminated by the General Partner or the Fund under this Agreement that a Limited Partner is entitled to receive pursuant to the provisions of this Agreement, including, but not limited to, quarterly, annual and other reports (other than the IRS Forms 1065, Schedule K-1s), and information provided at the Fund’s informational meetings, the General Partner may (i) provide to such Limited Partner access to such information only on the Fund’s website in password protected, non-downloadable, non-printable format, (ii) to the maximum extent permitted by law, require such Limited Partner to return any copies of information provided to it by the General Partner or the Fund and/or (iii) redact or otherwise omit any Portfolio Entity specific information included in any such reports or materials if the General Partner determines that providing such information would be contrary to the best interests of the Fund or any Portfolio Entity or prospective Portfolio Entity.

(d) Any obligation of a Limited Partner pursuant to this Section 9.8 may be waived by the General Partner in its sole discretion.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement (including this Section 9.8 above) and/or any other agreement regarding any Limited Partner’s Units in the Fund prohibits or restricts any individual from reporting possible violations of federal, state or local law or regulation to any governmental agency or regulatory authority (including but not limited to the U.S. Securities and Exchange Commission) and/or cooperating or communicating with any such governmental agency or regulatory authority in connection with any such possible violation, in each case as is consistent with applicable law, to the extent such activity is protected under the whistleblower provisions of federal, state or local law, and without any prior notice to or authorization from the General Partner.

9.9 CFIUS

(a) The General Partner, on behalf and in the name of the Fund, is hereby authorized to take such actions as the General Partner, in its sole discretion, deems necessary to comply with the DPA or any CFIUS directive or order, or any foreign equivalent thereof.

(b) Notwithstanding anything to the contrary in this Agreement, and except as the General Partner shall, in its sole discretion, otherwise determine, each Foreign Person Limited Partner (including any of its Affiliates) acknowledges and agrees that neither it nor its representative or designee (as applicable) shall:

(1) have the authority to approve, disapprove or otherwise control any decision of the General Partner to make an Investment or any decision of the General Partner regarding the management or disposition of a Portfolio Entity;

(2) by virtue of being a Limited Partner, have the right to communicate with the Fund, any Portfolio Entity, or management thereof regarding the day-to-day operations of a Portfolio Entity’s business or to receive any information from or about a Portfolio Entity that the General Partner, in its sole discretion, determines to be material non-public technical information (which shall not include information about the financial performance of the Portfolio Entity);

(3) by virtue of being a Limited Partner, have the right to become actively involved, directly or indirectly, in the management of any Portfolio Entity, including participation as a board member or observer; or

(4) by virtue of being a Limited Partner, have the right to become involved with or engage in any substantive decision-making of the Portfolio Entity.

(c) Each Limited Partner which is not a Foreign Person Limited Partner acknowledges and agrees that it shall not accept any investment or engage in any activity that would cause it to become a Foreign Person Limited Partner without providing advance written notice to the General Partner.

(d) Each Limited Partner acknowledges and agrees that it shall cooperate, to the maximum extent permitted by applicable law, with requests for information from the General Partner made for the purpose of determining compliance with this Section 9.9 or with the DPA, or any foreign equivalent thereof, and that such requests may include requests for additional information about that Limited Partners (and its Affiliates’) ownership, holdings, and investments in Portfolio Entities and/or potential portfolio companies, in each case as determined by the General Partner in good faith to be necessary to ensure compliance with applicable law and regulation.

(e) Each Limited Partner acknowledges and agrees that it shall, to the maximum extent permitted by applicable law, (1) cooperate with the General Partner with respect to any reporting or disclosure requirements imposed upon the Fund under the DPA or requested by CFIUS, or any foreign equivalent thereof, (2) cooperate with the Fund in any action as the General Partner deems necessary in the General Partner’s reasonable discretion to comply with the DPA or any CFIUS directive or order, or any foreign equivalent thereof, and (3) use reasonable best efforts to provide relevant information requested by CFIUS or other U.S. government authorities, or any foreign equivalent thereof, on behalf of and on matters related to CFIUS, or any foreign equivalent thereof. In the case of a request by a U.S. or foreign government authority, in a Limited Partner’s sole discretion, it may choose to provide the requested information directly and confidentially to the relevant government authority in lieu of providing such information to the Fund or the General Partner; provided, that such Limited Partner shall promptly notify the General Partner of such determination.

(f) Neither the provisions of this Section 9.9 nor any other provision of this Agreement shall be construed as imposing an obligation on the General Partner to ensure that the Investments will not constitute Covered Transactions or that the Fund will not be considered a Foreign Person.

9.10 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Limited Partner agrees that it is the intention of the Limited Partners that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

9.11 Entire Agreement.

Unless otherwise agreed by the General Partner in writing, this Agreement (including the Schedule attached hereto which is incorporated herein) and any Subscription Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto. The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

9.12 Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Limited Partners, or (ii) in its “good faith” or under another express standard, then such Person shall act under such express standard and will not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein. The term “good faith” as used in this Agreement shall mean subjectively acting with faithfulness to the scope, purpose and terms of this Agreement.

9.13 No Waiver.

No failure on the part of the General Partner to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

9.14 Headings, Internal References.

When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.15 Partnership Tax Treatment.

The Partners intend for the Fund to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made unless the General Partner in its sole discretion determines that other treatment or election is in the best interests of the Fund.

9.16 Compliance with Anti-Money Laundering Requirements.

Notwithstanding any other provision of this Agreement to the contrary, the General Partner or its designees (including administrator, transfer agent or counsel), in its own name and on behalf of the Fund, shall be authorized without the consent of any Person, including any other Partner, to take such action (including requiring any Limited Partner to provide it with information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorism financing laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.

9.17 Counsel to the Fund.

Counsel to the Fund may also be counsel to the General Partner, the Adviser and their Affiliates. The General Partner may execute on behalf of the Fund and the Partners any consent to the representation of the Fund that counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction (“Rules”). The Fund has initially selected Simpson Thacher & Bartlett LLP (the “Fund Counsel”) as legal counsel to the Fund. Each Limited Partner acknowledges that the Fund Counsel does not represent any Limited Partner with respect to the Fund (except in the absence of a clear and explicit agreement to such effect between the Limited Partner and the Fund Counsel (and that only to the extent specifically set forth in that agreement)), and that in the absence of any such agreement the Fund Counsel shall owe no duties to a Limited Partner with respect to the Fund. In the event any dispute or controversy arises between any Limited Partner and the Fund, or between any Limited Partner or the Fund, on the one hand, and the General Partner (or an Affiliate thereof) that the Fund Counsel represents, on the other hand, then each Limited Partner agrees that the Fund Counsel may represent either the Fund or the General Partner (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Limited Partner hereby consents to such representation and waives any claims of attorney-client privilege or other basis for opposing Fund Counsel’s role or seeking to disqualify Fund Counsel to the maximum extent permitted by the Rules. Each Limited Partner further acknowledges that, whether or not the Fund Counsel has in the past represented such Limited Partner with respect to other matters, the Fund Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement.

9.18 Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including by DocuSign® or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Fund, the Adviser, an officer thereof or the General Partner or its designees.

9.19 Waiver of Partition and Accounting.

To the maximum extent permitted by law, each Limited Partner hereby irrevocably waives any and all rights that it may have to maintain an action for an accounting or for partition of any of the Fund’s property.

ARTICLE X

U.S. FEDERAL INCOME TAX MATTERS

10.1 Capital Accounts.

(a) The Fund shall maintain a separate Capital Account for each Limited Partner.

(b) Each Limited Partner’s Capital Account shall have an initial balance equal to the amount of cash constituting such Limited Partner’s initial contribution to the capital of the Fund.

(c) Each Limited Partner’s Capital Account shall be increased by the sum of (i) the amount of cash and the value of any Securities (determined in accordance with Section 8.2 hereof) constituting additional contributions by such Limited Partner to the capital of the Fund, plus (ii) any amount credited to such Limited Partner’s Capital Account pursuant to the provisions of this ARTICLE X.

(d) Each Limited Partner’s Capital Account shall be reduced by the sum of (i) the amount of any consideration paid to redeem any Unit, or portion thereof, of such Limited Partner or distributions to such Limited Partner which are not reinvested, plus (ii) any amounts debited against such Limited Partner’s Capital Account pursuant to the provisions of this ARTICLE X.

(e) If all or a portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

(f) The foregoing provisions of this Section 10.1 and Section 10.2 below are intended to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv), and unless otherwise determined by the General Partner, shall be interpreted and applied consistently with such intent.

10.2 Allocations to Capital Accounts.

(a) Items of Fund income, gain, loss, expense or deduction for any Taxable Year shall be allocated among the Limited Partners in such manner that, as of the end of such Taxable Year (or, if applicable, monthly or quarterly portions thereof, in light of the Limited Partners’ varying interests during the Taxable Year) and to the greatest extent possible, the Capital Account of each Limited Partner shall be equal to the respective net amount that would be distributed to such Limited Partner from the Fund or for which such Limited Partner would be liable to the Fund under this Agreement, determined as if, on the last day of such fiscal period, the Fund were to (a) liquidate the Fund’s assets for cash equal to their book value (determined according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)), (b) settle the Fund’s liabilities in accordance with their terms (but limited, in the case of any “nonrecourse liability” to the book value of the asset(s) securing such liability), and (c) distribute the proceeds in liquidation in accordance with Section 7.2(a)(4) hereof. Notwithstanding the foregoing, if the General Partner determines that another allocation approach more appropriately reflects the Partners’ relative interest in items of Fund income, gain, loss, expense or deduction, then one or more of such items may be allocated in accordance with such alternative approach. In making the allocations described in this Section 10.2(a), the General Partner may make allocations on a periodic basis to reflect the varying interests of the General Partner and the Limited Partners under Section 706 of the Code. In the event any Partner’s Units (or portion thereof) are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of such Partner to the extent such Capital Account relates to the Transferred Units (or portion thereof).

(b) In furtherance of the foregoing and in accordance with Treasury Regulations Section 1.1061-3(c)(3)(ii)(B), the Fund shall, (i) calculate separate allocations attributable to (A) the Performance Allocation and any other distribution entitlements that are not commensurate with capital contributed to the Fund, and (B) any distribution entitlements of the Partners that are commensurate with capital contributed to the Fund (in each case, within the meaning of Treasury Regulations Section 1.1061-3(c)(3)(ii)(B) and as reasonably determined by the General Partner), and (ii) consistently reflect each such allocation in its books and records.

10.3 Special Allocation Provisions.

Notwithstanding any other provision in this ARTICLE X:

(a) Minimum Gain Chargeback. In the event the Fund incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704 1(b)(4)(iv) and 1.704 2 of the Treasury Regulations.

(b) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Fund income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 10.3(b) shall be made only to the extent that a Partner would have a deficit balance in its Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this ARTICLE X have been tentatively made as if this Section 10.3(b) were not in this Agreement. This Section 10.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Fund income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.3(c) shall be made only if and to the extent that a Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE X have been tentatively made as if Section 10.3(b) and this Section 10.3(c) were not in this Agreement.

(d) General Partner Expenses. To the extent, if any, that General Partner Expenses and any items of loss, expense or deduction resulting therefrom are deemed to constitute items of partnership loss or deduction rather than items of loss, or deduction of the General Partner, such General Partner Expenses and other items of loss, expense or deduction shall be allocated 100% to the General Partner and the General Partner’s Capital Account shall be credited with the same amount.

(e) Payee Allocation. In the event any payment to any Person that is treated by the Fund as the payment of an expense is recharacterized by a taxing authority as a partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Fund gross income and gain as quickly as possible equal to the amount of the distribution.

(f) Special Allocations. Any special allocations of income, gain, loss, deduction or credit pursuant to Section 10.3(b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to this ARTICLE X, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 10.3(b) or (c) had not occurred.

(g) Special Allocation of Class-Specific Items. To the extent that any items of income, gain, loss or deduction of the General Partner are allocable to a specific class or classes of Units as provided in the Confidential Memorandum, including, without limitation, Distribution and/or Servicing Fees, such items, or an amount equal thereto, shall be specially allocated to such class or classes of Units. Without limiting the foregoing, items of loss or deduction attributable to (i) Distribution and/or Servicing Fees shall be allocated to classes of Units other than Class E Units and Class I Units, and (ii) Management Fees and/or the Management Allocation and the Performance Allocation shall be allocated to classes of Units other than Class E Units.

(h) Transfers During a Fiscal Year. In the event of a transfer of a Partner’s interest in the Fund at any time other than the end of a Taxable Year or to the extent a Partner’s interest in the Fund otherwise varies during the Taxable Year, the various items of Partnership income, gain, deduction, loss, credit and allowance as computed for U.S. federal income tax purposes shall be allocated between the transferor and the transferee on such proper basis as the General Partner determines consistent with applicable requirements under Section 706 of the Code.

10.4 Tax Allocations.

(a) Subject to the following Section 10.4(b), for each Taxable Year, items of income, deduction, gain, loss or credit shall be allocated for U.S. federal income tax purposes among the Limited Partners in such manner as to reflect equitably amounts credited or debited to each Limited Partner’s Capital Account(s)for the current and prior Taxable Year (or relevant portions thereof). Allocations under Sections 10.3 and 10.4 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations (in any manner determined by the General Partner). Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Fund (or an adjustment to any Partner’s distributive share thereof), the General Partner may reallocate the adjusted items among each Partner or former Partner (as determined by the General Partner) in accordance with the final resolution of such audit adjustment.

(b) Special Allocations in Respect of Redeeming Limited Partners. The General Partner may elect to allocate specially for U.S. federal income tax purposes profits or losses (or items of income, gain, and loss, including items taxable at ordinary income rates and short- and long-term capital gains and losses) to any redeeming Limited Partner (including a Limited Partner whose Units are only partially redeemed) to the extent that the amount of the Partner’s tax basis attributable to such redeemed Interests is greater or less than the amount the Partner received on redemption.

10.5 Tax Advances. To the extent the General Partner reasonably determines that the Fund (or any entity in which the Fund holds an interest) is or may be required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Limited Partner or as a result of a Limited Partner’s participation in the Fund or as a result of a Limited Partner’s failure to provide requested tax information, including any withholding taxes or any amounts imposed pursuant to FATCA, Section 6225 or Section 1446(f) of the Code (“Tax Advances”), the General Partner may withhold or escrow such amounts or make such tax payments as so required. All Tax Advances attributable to a Limited Partner shall, at the option of the General Partner, (i) be promptly paid to the Fund by the Limited Partner on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions, or redemption proceeds which would otherwise have been made to such Limited Partner or, if such amounts are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Fund otherwise payable to such Limited Partner. Whenever the General Partner selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Limited Partner, for all other purposes of this Agreement such Limited Partner shall be treated as having received all distributions, or redemption proceeds unreduced by the amount of such Tax Advance. Each Limited Partner hereby agrees to indemnify and hold harmless the Fund, the General Partner, their Affiliates and their respective members, officers, directors, employees, agents, stockholders or partners, from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions, or other payments to such Limited Partner, any Tax Advances required on behalf of or with respect to such Limited Partner or as a result of such Limited Partner’s failure to provide any tax information reasonably requested by the General Partner, although the foregoing in no way limits the provisions of Section 3.6(a). In the event the Fund is liquidated and a liability or claim is asserted against, or an expense is borne by, the General Partner, any of their Affiliates or any of their respective members, officers, directors, employees, agents, stockholders or partners for Tax Advances made or required to be made, such parties shall have the right to be reimbursed from the Limited Partner on whose behalf such Tax Advance was made. The obligations of a Limited Partner set forth in this Section 10.5 shall survive the withdrawal of any Limited Partner from the Fund, any transfer of a Limited Partner’s Units or the liquidation or dissolution of the Fund.

10.6 Tax Filings. Each Limited Partner shall provide such cooperation and assistance, including but not limited to executing and filing forms or other statements, as is reasonably requested by the General Partner to enable the Fund or any entity in which the Fund owns a direct or indirect interest to satisfy any applicable tax reporting or compliance requirements or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE JURISDICTION CLAUSE SET FORTH IN SECTION 9.4 HEREOF AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 9.8 HEREOF.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

METI GP, LLC

By:	/s/ William Demas
	Name:	William Demas
	Title:	President

By:	/s/ Melissa Toomey
	Name:	Melissa Toomey
	Title:	Assistant Secretary

Annex A

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of October 31, 2025, by and between Macquarie Energy Transition Infrastructure Fund, L.P., a Delaware limited partnership (the “Partnership”), and Macquarie Wealth Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Partnership desires that the Adviser originate and recommend investment opportunities to the Partnership, monitor and evaluate investments made by the Partnership (the “Investments”) as requested by METI GP, LLC (the “General Partner”), and the Adviser desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified;

WHEREAS, the engagement of the Adviser by the Partnership is authorized by the Second Amended and Restated Limited Partnership Agreement of the Partnership (as further amended and/or restated from time to time, the “Partnership Agreement”); and

WHEREAS, the Partnership and the Adviser entered into an Investment Advisory Agreement dated as of July 2025 (the “Original Advisory Agreement”) and desire to amend and restate the Original Advisory Agreement in its entirety and enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree to amend and restate the Original Advisory Agreement in its entirety as follows:

1. Defined Terms.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Director Fee” shall have the meaning specified in Section 3(c) hereof.

“Initial Closing” shall mean the first day on which the Partnership accepts a subscription for Units by persons that are not affiliates of the General Partner.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“Organizational and Offering Expenses” shall have the meaning specified in the Confidential Memorandum.

“Other Fees” shall have the meaning specified in Section 3(c) hereof.

“Reduction Amount” shall have the meaning specified in Section 3(c) hereof.

“Units” shall mean each of Class D Units, Class E Units, Class I Units and Class S Units.

2. Provision of Services by the Adviser.

a) The Adviser shall identify to the Partnership investment opportunities consistent with the purposes of the Partnership, acquire, monitor, evaluate and dispose of Investments and provide such other services related thereto as the Partnership may reasonably request.

b) Services to be rendered by the Adviser in connection with the Partnership’s investment program shall include:

i. analysis and investigation of potential Portfolio Entities, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in other funds or vehicles acquired in primary or secondary transactions;

ii. analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

iii. structuring of acquisitions of Investments, including through any Intermediate Entity;

iv. identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

v. supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

vi. monitoring the performance of Portfolio Entities and, where appropriate, providing advice to the management of the Portfolio Entities during the life of an Investment;

vii. arranging and coordinating the services of other personnel, whether part-time or full-time, and sub-advisers, attorneys, independent accountants, administrators, agents, consultants or such other persons as the Adviser may deem necessary or advisable;

viii. providing the Partnership with such other services as the General Partner may, from time to time, appoint the Adviser to be responsible for and perform;

ix. borrowing or raising monies;

x. engaging in such other lawful investment transactions as the Adviser from time to time may determine;

xi. interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Partnership’s activities;

xii. evaluating and recommending to the General Partner hedging strategies and engaging in hedging activities on the Partnership’s behalf;

xiii. assisting the Partnership in complying with all regulatory requirements applicable to the Partnership in respect of the Partnership’s business activities, including (1) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the 1934 Act or the Securities Act of 1933, as amended, or by any national securities exchange, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of any national securities exchange, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and (2) in the event that the Partnership is a commodity pool under the U.S. Commodity Exchange Act, as amended (the “CEA”), acting as the Partnership’s commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority and responsibility to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the CEA (and the Partnership hereby appoints the Adviser to act in such capacity and the Adviser accepts such appointment and delegation and agrees to be responsible for such services); and

xiv. doing such other acts as the Adviser may deem necessary, incidental, convenient or advisable in connection with the foregoing purposes.

c) The General Partner hereby retains the Adviser to perform certain duties with respect to the Partnership, to the extent requested and determined by the General Partner to be necessary or appropriate and in each case subject to the supervision, direction, oversight and review of the General Partner, including, but not limited to, advising on the general and day-to-day operations of the Partnership and the acquisition and disposal of, and dealings with, Investments by or for the account of the Partnership including, but not limited to, those listed in Sections 2(a) and 2(b) hereof. The Adviser hereby accepts such retention and agrees to perform such duties in accordance with the provisions of the Partnership Agreement. Notwithstanding the retention of the Adviser, nothing herein or in the Partnership Agreement shall relieve the General Partner of any liability with respect to any duties performed by the Adviser hereunder or with respect to the failure of the Adviser to perform hereunder.

d) The Adviser shall maintain or have at its availability a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. In addition to the services of its own staff, the Adviser shall arrange for and coordinate the services of other professionals and consultants to the extent it deems necessary. The Adviser may delegate all or part of its responsibilities under this Agreement to such Persons as it shall reasonably decide, provided, that the Adviser shall not delegate its right to make material decisions regarding the Partnership’s acquisition or disposition of Investments to any Person who is not an Affiliate of the Adviser and the General Partner without approval or ratification of the General Partner.

e) The General Partner hereby constitutes and appoints the Adviser as the General Partner’s attorney-in-fact with full power and authority to act on behalf of the General Partner to the extent necessary to satisfy its obligations pursuant to this Agreement. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement.

3. Management Fee, Other Fees and Director Fees.

a) Pursuant to Section 4.5(b) of the Partnership Agreement, the Partnership shall pay to the Adviser a management fee (the “Management Fee”), calculated in the manner set forth below. The Partnership shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct, including any sub-adviser. Pursuant to, and as further described in, the Partnership Agreement, the Adviser may elect on an annual basis in advance of the applicable Taxable Year (as defined in the Partnership Agreement), in lieu of the Management Fee it would otherwise be entitled to pursuant to this Agreement and the Partnership Agreement, to receive the Management Allocation (as defined in the Partnership Agreement).

b) The Management Fee shall be calculated and paid monthly by the Partnership in arrears with respect to each calendar month commencing with the Initial Closing in an amount equal to 1.25% per annum of the NAV of the Partnership (other than Class E Units, for which there is no Management Fee); provided, that for each class of Units (other than Class E Units), the Management Fee shall be waived for the first twelve (12) months following the Initial Closing, such that the Management Fee shall be equal to the annual rate of 0.85% of the NAV of the Partnership (other than Class E Units). The Management Fee shall be payable by the Partnership before giving effect to any accruals for the Management Fee, Administration Fee, the Distribution and/or Servicing Fee, the Performance Allocation, Unit repurchases for that month, any distributions and without taking into account certain taxes incurred (directly or indirectly) by the Partnership or an Intermediate Entity in which the Partnership participates. The Partnership, the Feeder and/or any such Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee based on its proportional interest in the Intermediate Entities. The Adviser may elect to receive the Management Fee in cash and/or Units of the Partnership. If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at NAV per Unit at the Adviser’s request pursuant to a separate repurchase arrangement and will be subject to the volume limitations of the Repurchase Program but not the Early Repurchase Deduction.

c) Any fees (other than the Management Fee, the Distribution and/or Servicing Fee) earned by the Adviser and/or its Affiliates from or with respect to the Partnership’s investment activities and/or Portfolio Entity, including but not limited to (i) break-up fees or similar fees in connection with unconsummated transactions (which does not include amounts received with respect to group purchasing, healthcare brokerage, insurance and other similar services to the Portfolio Entities), closing fees, monitoring fees or other similar fees from portfolio companies in connection with the acquisition, ownership, control and exit of Portfolio Entities (“Other Fees”), (ii) cash and non-cash directors’ fees, including warrants, options, derivatives and other rights in respect of securities owned by the Partnership (“Director Fees”) and (iii) fees charged by affiliated service providers for the Partnership (or its Portfolio Entities or entities through which the Partnership makes acquisitions of Portfolio Entities) shall be paid directly to the Adviser or its Affiliates and the Partnership recognizes and consents that the Adviser and its Affiliates may receive such fees and the Management Fee shall not be affected thereby except as expressly set forth in the immediately succeeding two sentences of this Section 3(c); provided, that such fees and any Reduction Amount (as defined below) shall generally be allocated among the Partnership, the Feeder, any Parallel Funds, Intermediate Entities, other MAM Managed Entities, or other Persons pro rata as determined in the good faith discretion of the Adviser and its affiliates. However, the Management Fee paid by the Partnership shall be reduced (but not below zero) by an amount (the “Reduction Amount”) equal to the sum of (i) 100% of the Partnership’s share of any Other Fees received by the Adviser or its Affiliates in such fiscal year, (ii) 100% of the Partnership’s share of all Director Fees received by the Adviser and its Affiliates in such fiscal year and (iii) any management fees paid or borne by the Partnership in connection with the Partnership’s investments in MAM Managed Entities, after giving effect to any fee rebates to which the Partnership is entitled each month or has received each month, directly or indirectly, by the Partnership from such MAM Managed Entity; provided that the Reduction Amount shall be decreased by Fund Expenses and the Partnership’s share (pro rata with any parallel vehicles) of Broken Deal Expenses that the General Partner or its Affiliates had elected to bear. Further, the portion of fees related to consulting, management or other services from Portfolio Entities in excess of the cap set forth in the Partnership Agreement shall also be offset against the Management Fee. Except as set forth above, the Partnership will not receive (in the form of an offset against the Management Fee or otherwise) the benefit of fees or other compensation received by Macquarie in connection with the provision of services by Macquarie to the Partnership or third parties). In no event will Other Fees or Director Fees include any stock options or other compensation granted or paid by Portfolio Entities to employees of Macquarie who serve in a bona fide, non-director management capacity at any such Portfolio Entity.

d) Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Adviser or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose. Subject to the foregoing, the Reduction Amounts in respect of fees received by the Adviser and its Affiliates in any month shall be based upon the aggregate of fees received by the Adviser and its Affiliates. The Reduction Amounts for each month shall be applied to reduce the Management Fee payable at the beginning of the immediately succeeding month (but not to an amount below zero).

e) The Adviser and its Affiliates may receive fees of the type described in this Section 3 from companies other than the Partnership’s Portfolio Entities and their Affiliates and those involved in the Partnership’s unconsummated transactions, including in connection with a joint venture in which the Partnership participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of the Partnership and/or as otherwise described in the Confidential Memorandum. The Adviser and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with the Partnership or the Limited Partners.

f) The Management Fee for the first calendar month and the last calendar month of the Partnership shall each be prorated for the number of days in such period.

4. Initial Expenses Support.

The Adviser shall advance all or a portion of the Partnership’s Organizational and Offering Expenses and all or a portion of the Fund Expenses (in addition to the Organizational and Offering Expenses) on the Partnership’s behalf pursuant to a separate expense limitation and reimbursement agreement between the Partnership and the Adviser.

5. Exculpation and Indemnification.

The parties hereto acknowledge that the Adviser and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of the Partnership Agreement, which provisions are incorporated herein by reference and which shall apply to this Agreement mutatis mutandis.

6. Conflicts of Interest.

a) Other Activities of the Adviser. The Adviser shall not be required to devote full time to the affairs of the Partnership, but shall devote such time as may be reasonably required to perform its obligations under this Agreement. The Adviser, its Affiliates or the shareholders, directors, officers, principals, trustees, partners, members, employees, managers and agents of any of them (each a “Related Party”) may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Limited Partner shall have any rights in or to such activities of any Related Party or any profits derived therefrom

b) Other Potential Conflicts of Interest. The Partnership acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of a Related Party. The Partnership agrees that such activities of a Related Party may be engaged in by such Person, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Partnership or to any Limited Partner.

7. Term.

The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth therein. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon thirty (30) days’ notice to so terminate, (b) the bankruptcy of the Adviser and (c) the termination of the Partnership.

8. Miscellaneous.

a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner.

b) Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received access instructions by electronic mail, when posted, as follows:

For notices and communications to the Partnership:

Macquarie Energy Transition Infrastructure Fund, L.P.

660 Fifth Avenue, Level 15

New York, New York 10103
Attn: Principal Financial Officer

-and-

For notices and communications to the Adviser:

Macquarie Wealth Advisers, LLC
660 Fifth Avenue, Level 15
New York, New York 10103
Attn: General Counsel

By notice complying with the foregoing provisions of this Section 8(b), each party shall have the right to change the address for future notices and communications to such party.

c) This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

d) This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

e) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

f) Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Adviser shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the board of directors of the limited liability company which is the Adviser so long as Macquarie and its Affiliates control such limited liability company; provided, further, that such limited liability company may be reconstituted from the limited liability company form to the limited partnership form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Macquarie and its Affiliates control such reconstituted entity; provided, further, that, for the avoidance of doubt, the Adviser may make a collateral assignment of all or any portion of its rights to receive Management Fees to secure indebtedness incurred by the Adviser and/or its Affiliates so long as the secured party shall not have any right to become the Adviser hereunder or exercise or perform any of the Adviser’s responsibilities hereunder (other than to enforce the rights of the Adviser with respect to the payment of the Management Fees).

g) No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

h) Ownership of Books and Records. The Partnership acknowledges that all books and records established by it or on its behalf in connection with its provision of services hereunder are and shall at all times be the sole and exclusive property of the Adviser.

i) Delivery of Information. The Partnership acknowledges that it has received Part 2 of the Adviser’s Form ADV not less than 48 hours prior to entering into this Agreement.

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Annex B

REDEMPTION PROGRAM

Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Partnership Agreement (as defined below).

Adviser: Macquarie Wealth Advisers, LLC, a Delaware limited liability company.

Business Day: A day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

Feeder: METI TE Feeder, L.P., a Delaware limited partnership.

Fund: Macquarie Energy Transition Infrastructure Fund, L.P., a Delaware limited partnership.

General Partner: METI GP, LLC, a Delaware limited liability company.

NAV: The net asset value of Units, determined monthly, as of the close of business on the last Business Day of each calendar month, by the Adviser. As described more fully in the Confidential Memorandum and as used herein, NAV refers to the price at which transactions in the Units are made, or “Transactional NAV.”

Partnership Agreement: The Second Amended and Restated Limited Partnership Agreement of the Fund, as may be further amended, supplemented or restated from time to time.

Redemption Program: This unit redemption program of the Fund.

Redemption Date: The last Business Day of the applicable calendar quarter.

Redemption Price: The redemption price per Unit for each class of Units, which will be equal to the NAV per Unit of the applicable class as of the Redemption Date.

Investors: The holders of Units of the Fund or any Feeder Fund.

Units: A fractional, undivided interest in the Fund or Feeder Fund and/or an interest in any Intermediate Entity or Parallel Fund unless the context otherwise requires, including Class I, Class D, Class E, and Class S Units, and other Units that may be issued in the sole discretion of the General Partner.

Unit Redemption Program

Under the Redemption Program, to the extent the General Partner chooses to redeem Units in any particular calendar quarter, the Partnership will redeem Units using a purchase price equal to the Redemption Price as of the Redemption Date (which, for the avoidance of doubt, is generally determined on or around the twentieth (20th) Business Day following the Redemption Date), subject to the Early Redemption Deduction (as defined below).

Investors may request that the Fund redeem Units through their financial intermediary or directly with the Fund’s transfer agent. Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption request, impose more restrictive deadlines than described under this Redemption Program, impact the timing of an Investor receiving redemption proceeds and require different paperwork or a different process than described in this Redemption Program. An Investor should contact its broker-dealer first if it wants to request the redemption of its Units.

The procedures relating to the redemption of the Units are as follows:

Submission of Redemption Request

●	For each calendar quarter, an Investor may submit a redemption request and required documentation beginning the opening of business on the first Business Day of the second month of the applicable calendar quarter and no later than 4 p.m. ET on the last Business Day of the second month of the calendar quarter (such deadline, the “Redemption Deadline” and such submission period, the “Redemption Request Period”).

o	Any redemption proceeds that are distributed to an Investor in connection with a redemption may be reduced by any tax withholding.

o	Each Investor whose Units (or a portion thereof) have been accepted for redemption would continue to be an Investor of the Fund until the Redemption Date.

●	If a redemption request is received after 4 p.m. ET on the Redemption Deadline of the applicable calendar quarter, the redemption request generally will not be accepted, and if an Investor still wishes to have its Units redeemed, it must resubmit a redemption request during the next quarterly Redemption Request Period. Redemption requests received and processed by the Fund’s transfer agent on a Business Day, but after the close of business on that day or on a day that is not a Business Day, will be deemed received on the next Business Day.

●	If an Investor requests to have its Units redeemed in full and if the General Partner has accepted such redemption request in full, any Units issued to such Investor under the Fund’s distribution reinvestment plan (“DRIP”) subsequent to the Investor’s redemption request will be considered part of the Investor’s redemption request, and the Investor’s participation in the DRIP will be terminated as of the Redemption Date. Any distributions to be paid to such Investor on or after such date will be paid in cash on the scheduled distribution payment date.

●	All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

●	Redemption requests may be made by mail or by contacting the Investor’s financial intermediary, both subject to certain conditions described herein. If making a redemption request by contacting the Investor’s financial intermediary, the Investor’s financial intermediary may require the Investor to provide certain documentation or information. If making a redemption request by mail to the transfer agent, the Investor must complete and sign a redemption request form, a form of which is attached hereto as Schedule A. Written requests should be sent to the Fund’s transfer agent at the following address:

Macquarie Energy Transition Infrastructure Fund, L.P.

c/o SS&C GIDS, Inc.

P.O. Box 219895

Kansas City, MO 64121-9895

Direct Overnight Mail:

Macquarie Energy Transition Infrastructure Fund, L.P.

c/o SS&C GIDS, Inc.

801 Pennsylvania Ave., Suite 219895

Kansas City, MO 64105-1307

●	Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

Cancellation of Redemption Request

Investors may withdraw any redemption request before 4 p.m. ET on the Redemption Deadline for the applicable calendar quarter by notifying the Fund’s transfer agent, directly or through the Investor’s financial intermediary, on the Fund’s toll-free, automated telephone line, (833) 236-7275. The line is open on each Business Day between the hours of 9 a.m. and 6 p.m. ET.

Redemption Price

●	Redemption requests received and processed by the Fund’s transfer agent will be effected at the Redemption Price, subject to any Early Redemption Deduction.

●	For the avoidance of doubt, a redeeming Investor will not be eligible to receive distributions declared on or after the Redemption Date. Additionally, except as otherwise provided in this Redemption Program, all Units timely submitted for redemption and not withdrawn as of the Redemption Deadline, shall be excluded as of the Redemption Date from the Fund’s NAV and such redeemed Units will not bear fees or expenses, including but not limited to Management Fees and/or the Management Allocation, the Performance Allocation and Distribution and/or and Servicing Fees.

o	For illustrative purposes, for redemptions occurring during the calendar quarter ended March 31, 2026, Investors may submit redemption requests until February 27, 2026, and accepted redemption requests will have a Redemption Date as of March 31, 2026, with a Redemption Price equal to NAV as of the Redemption Date (which should be determined on or around April 28, 2026). Such redeeming Investor shall receive distributions declared as of March 31, 2026, if any, but beginning April 1, 2026, shall be excluded from the Fund’s NAV, and therefore, will not bear any fees or expenses nor receive any distributions.

Settlement of Redemptions and Redemption Proceeds

●	Settlements of redemptions will generally be made in cash no earlier than sixty (60) calendar days, but within sixty-five (65) calendar days, of the Redemption Deadline (e.g., an Investor requesting a March 31st redemption would generally be expected to receive a settlement no earlier than April 28th of the same year, but no later than May 3rd of the same year).

●	For processed redemptions, Investors investing with a financial intermediary will receive redemption proceeds via their preferred payment method to the account at their financial intermediary from which their subscription funds were debited.

●	Investors investing without a financial intermediary may request that redemption proceeds be paid by mailed check provided that the check is mailed to an address on file with the Fund’s transfer agent for at least thirty (30) calendar days. Investors should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

●	Investors investing without a financial intermediary may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the Fund’s transfer agent or, upon instruction, to another financial institution provided that the Investor has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions.

●	A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Fund reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The Fund may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $100,000; (2) an Investor wishes to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least thirty (30) calendar days or sent to an address other than such Investor’s address of record for the past thirty (30) calendar days; or (3) the Fund’s transfer agent cannot confirm an Investor’s identity or suspects fraudulent activity.

●	If an Investor has made multiple purchases of Units, any redemption request will be processed on a first in/first out basis.

Minimum Account Balance

An Investor that has less than all of its Units redeemed must maintain a minimum account balance after the redemption is effected, the amount of which will be established by the Fund from time to time and is currently $5,000. If an Investor requests the redemption of a number of Units that would cause the aggregate NAV of the Investor’s holdings to fall below the required minimum, the Fund reserves the right to reduce the amount to be redeemed from the Investor so that the required minimum balance is maintained. In the alternative, the Fund may redeem all of such Investor’s Units in the Fund. The General Partner may waive the minimum account balance from time to time in its sole discretion. Minimum account balance redemptions are subject to the Early Redemption Deduction.

Redemption Limitations

The General Partner may cause the Fund to redeem fewer Units than have been requested in any particular calendar quarter to be redeemed under this Redemption Program, or none at all, in its discretion at any time. In addition, redemptions under this Redemption Program will be limited in any calendar quarter to 5% of Units outstanding (by number of Units) (including Units attributable to any Feeder Fund and any Parallel Fund) as of the last Business Day of the immediately preceding calendar quarter; provided that the General Partner may, in its sole discretion and in accordance with the Partnership Agreement, cause the Fund to redeem Units in an amount that exceeds such 5% quarterly volume limitation in any calendar quarter.

If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem some but not all of the Units submitted for redemption during any calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Fund has redeemed all Units for which redemption has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Investor of the Investor and other limited exceptions. Unsatisfied redemption requests will not be automatically carried over to the next redemption period and, in order for a redemption request to be reconsidered, Investors must resubmit their redemption request in the next quarterly Redemption Request Period. Any exchange of a Class of Units for an equivalent aggregate NAV of another Class of Units will not be subject to, and will not be treated as redemptions for the calculation of, the 5% quarterly volume limitation on redemptions and will not be subject to the Early Redemption Deduction. For the avoidance of doubt, if an Investor’s redemption request is pro-rated (as described in Section 5 of Schedule A) in a quarter, (1) the Investor will remain in the DRIP unless such Investor has “opted out” of such DRIP as more fully described in the Confidential Memorandum and (2) any Units held by the Investor with respect to the portion of the Investor’s redemption request that remains unsatisfied will continue to receive distributions declared after the Redemption Date, will be included as of the Redemption Date in the Fund’s NAV and will continue to bear fees and expenses, including but not limited to Management Fees, the Management Allocation and servicing fees as of the Redemption Date.

The Fund will have no obligation to redeem Units, including if such redemptions would violate the restrictions on distributions under federal law or Delaware law. Further, the Redemption Program is at the sole discretion of the General Partner, and the General Partner may make exceptions to, modify, amend or suspend the Redemption Program without Investor approval if in its reasonable judgment it deems such action to be in the Fund’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons. As a result, the Redemption Program may not be available each quarter, such as when the Redemption Program would place an undue burden on the Fund’s liquidity, adversely affect its operations or risk having an adverse impact on the Fund that would outweigh the benefit of the Redemption Program, in each case as determined by the General Partner in its sole discretion and in accordance with the Partnership Agreement.

If the Management Fee is paid in Units, such Units may be redeemed at the Adviser’s request and will be subject to volume limitations of the Redemption Program but will not be subject to the Early Redemption Deduction. If the Performance Participation Allocation is paid in Units, such Units may be redeemed at the General Partner’s request and will be subject to volume limitations of the Redemption Program but will not be subject to the Early Redemption Deduction.

Early Redemption Deduction

Subject to limited exceptions, Units that have not been outstanding for at least one (1) year will be subject to an early redemption deduction equal to 5% of the value of the NAV of the Units being redeemed (calculated as of the Redemption Date) (the “Early Redemption Deduction”) for the benefit of the Fund and therefore indirectly the Investors. The one-year holding period is measured as of the subscription closing date immediately following the prospective Redemption Date. For illustrative purposes, an Investor that acquires Units on October 1 would not be subject to an Early Redemption Deduction for participating in a redemption that has a Redemption Date of September 30 one year later (or anytime thereafter). The Early Redemption Deduction will not apply to Units acquired through the Fund’s DRIP.

The General Partner may, from time to time, waive the Early Redemption Deduction in its discretion, including, without limitation, in the following circumstances (subject to conditions described below):

●	redemptions resulting from death, dissolution, bankruptcy, insolvency or adjudicated incompetence of an Investor;

●	in the case of redemptions arising from the rebalancing of a model portfolio sponsored by a financial intermediary;

●	due to trade or operational error; or

●	in certain other circumstances.

As set forth above, the Fund may waive the Early Redemption Deduction in respect of redemption of Units resulting from the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of an Investor who is a natural person, including Units held by such Investor through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Investor, the recipient of the Units through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust, (ii) in the case of qualifying disability, receiving written notice from such Investor, provided that the condition causing the qualifying disability was not pre-existing on the date that the Investor became an Investor or (iii) in the case of divorce, receiving written notice from the Investor of the divorce and the Investor’s instructions to effect a transfer of the Units (through the redemption of the Units by the Fund and the subsequent purchase by the Investor) to a different account held by the Investor (including trust or an individual retirement account or other retirement or profit-sharing plan). The Fund must receive the written redemption request within 12 months after the death of the Investor, the initial determination of the Investor’s qualifying disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of an Investor. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Investor. If spouses are joint registered holders of Units, the request to have the Units redeemed may be made if either of the registered holders dies or acquires a qualifying disability. If the Investor is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Redemption Deduction upon death, dissolution, bankruptcy, insolvency or adjudicated incompetence does not apply.

Investors of the Feeder and any Parallel Fund

For the avoidance of doubt, Investors of the Feeder (and any other Feeder Fund) participate in this Redemption Program as if they were a direct holder of Units of the Fund. Any Unit redemption program for a Parallel Fund will include substantially similar timing, volume and suspension limitations as provided for in this Redemption Program. Redemption requests from Investors of any Parallel Fund will be pooled together with the redemption requests of the Fund and the Feeder (and any other Feeder Fund) in applying the redemption limitations above and Investors of such Parallel Fund will be subject to the same pro rata redemption treatment, if applicable. The General Partner may determine not to apply the Early Redemption Deduction to Feeder Funds or Parallel Funds or their investors, often because of administrative or systems limitations.

Items of Note

•	Investors will not receive interest on amounts represented by uncashed redemption checks;

•	Under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•	All Units requested to be redeemed must be beneficially owned by the Investor of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the Investor of record or his or her estate, heir or beneficiary, and such Units must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Fund may ask the requesting party to provide evidence satisfactory to the Fund that the Units requested for redemption are not subject to any liens or encumbrances. If the Fund determines that a lien exists against the Units, the Fund will not be obligated to redeem any Units subject to the lien.

Mail and Telephone Instructions

The Fund and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Investor transactions if they reasonably believe that such instructions are genuine. The Fund’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Investor to provide certain specific identifying information on file and sending written confirmation to Investors of record. The Fund and the Fund’s transfer agent shall not be liable for failure by the Investor or its agent to properly act upon instructions in a timely manner under any circumstances. Failure by the Investor or its agent to notify the Fund’s transfer agent within sixty (60) calendar days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will fully relieve the Fund, the Fund’s transfer agent and the financial intermediary of any liability with respect to the discrepancy.

SCHEDULE A

FORM OF REDEMPTION REQUEST FORM

FOR MACQUARIE ENERGY TRANSITION INFRASTRUCTURE FUND, L.P. OR

METI TE FEEDER, L.P.

Use this form to request redemption of your Units in Macquarie Energy Transition Infrastructure Fund, L.P. or METI TE Feeder, L.P. (as applicable, the “Fund”)1. Please complete all sections below.

1. REDEMPTION FROM THE FOLLOWING ACCOUNT

Name(s) on the Account
Account Number	Social Security Number/TIN
Financial Advisor Name	Financial Advisor Phone Number and Email

2. REDEMPTION AMOUNT (Check one, required)

☐ All Units	☐ Number of Units

3. REDEMPTION TYPE2 (Check one, required)

☐ Standard	☐ Death	☐ Divorce

☐ Dissolution	☐ Bankruptcy	☐ Insolvency

☐ Adjudicated Incompetence

4. PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your cash payment below. If you invested without a financial intermediary and an option is not selected, a check will be sent to your address on file with the General Partner. If you invested with a financial intermediary, redemption proceeds will be sent (via their preferred payment method) to the account at your financial intermediary from which your subscription funds were debited. All Custodial-held and Broker-controlled accounts must include the Custodian and/or Broker-Dealer signature.

☐ Check Mailed to the Address on file with the General Partner

☐ Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize the Fund or its agent to deposit my redemption proceeds into my checking or savings account. In the event that the Fund or its agent deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution	Mailing Address

City, State and Zip Code	Account Number (Required)

1	Capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement of the Fund.
2	Additional documentation is required if redeeming due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Investor. Contact the Fund’s transfer agent, on the Fund’s toll-free, automated telephone line, (833) 236-7275 for detailed instructions.

☐ Direct Deposit. Please attach a pre-printed voided check. (Non-Custodial Investors Only)

I authorize the Fund or its agent to deposit my redemption proceeds into my checking or savings account. In the event that the Fund or its agent deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.
Financial Institution Name	Mailing Address (including City, State and Zip Code)

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5. CONSIDERATIONS RELATED TO SATISFACTION OF REDEMPTIONS (Select only one)

The Redemption Program contains limitations on the number of Units that can be redeemed under the Redemption Program during any calendar quarter. In addition to these limitations, the General Partner cannot guarantee that the Fund will have sufficient funds to accommodate all redemption requests made in any applicable redemption period and the General Partner may cause the Fund to redeem fewer Units than have been requested in any particular calendar quarter, or none at all. If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Fund has redeemed all Units for which redemption has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Investor. By checking one of the options below, you may elect, if redemption requests are reduced on a pro rata basis after the Fund has redeemed all Units for which redemption has been requested death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Investor, to either withdraw your entire request for redemption or have your request honored on a pro rata basis. If you wish to have the remainder of your initial request redeemed, you must resubmit a new Redemption Request for the remaining amount.

Please select one of the following options below. If an option is not selected, your redemption request will be processed on a pro rata basis, if needed.

☐	Process my redemption request on a pro rata basis.

☐	Withdraw (do not process) my entire redemption request if amount will be reduced on a pro rata basis.

6. AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

●	Amount to be redeemed is $100,000 or more.

●	The redemption proceeds are transferred by wire to an account other than the designated bank or brokerage account we have had on file for the past thirty (30) calendar days or sent to an address other than the address we have had on file for the past thirty (30) calendar days.

●	The Fund’s transfer agent cannot confirm an Investor’s identity or suspects fraudulent activity.

●	The redemption is to be sent to an address other than the address on file.

●	If there has been a change to the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “[Previous Name] is one-and-the-same as [New Name]” and you must sign your old and new name.

●	The redemption proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person

There are various limitations on your ability to request that the Fund redeems your Units, including, subject to certain exceptions, the Early Redemption Deduction if your Units have been outstanding for less than one (1) year. In addition, redemptions under this Redemption Program will be limited in any calendar quarter to 5% of the Fund’s outstanding Units (by number of Units) (including Units attributable to any Feeder Fund and any Parallel Fund) as of the last Business Day of the immediately preceding calendar quarter. The Fund will have no obligation to redeem Units, including if the redemption would violate federal law or Delaware law, including restrictions on distributions thereunder. The General Partner may determine to make exceptions to, amend or suspend the Redemption Program without Investor approval if in its reasonable judgment it deems such action to be in the Fund’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons. As a result, the Redemption Program may not be available each quarter, such as when the Redemption Program would place an undue burden on the Fund’s liquidity, adversely affect its operations or risk having an adverse impact on the Fund that would outweigh the benefit of the Redemption Program, in each case as determined by the General Partner in its sole discretion and in accordance with the Partnership Agreement. Redemption of Units, when requested, will generally be made quarterly. All requests for redemption must be received in good order by the Redemption Deadline, which is no later than 4:00 p.m. ET on the last Business Day of the second month of the applicable quarter. An Investor may withdraw his or her redemption request by notifying the transfer agent, directly or through the Investor’s financial intermediary, on the Fund’s toll-free, automated telephone line, (833) 236-7275. Redemption requests must be cancelled before 4:00 p.m. ET on the applicable Redemption Deadline. The General Partner cannot guarantee that the Fund will have sufficient available funds or that the Fund will otherwise be able to accommodate any or all requests made in any applicable redemption period. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

Please submit completed forms by e-mail to MacquarieWealth@sscinc.com or by mail to:

Regular Mail: Macquarie Energy Transition Infrastructure Fund, L.P. c/o SS&C GIDS, Inc. P.O. Box 219895 Kansas City, MO 64121-9895	Direct Overnight Mail: Macquarie Energy Transition Infrastructure Fund, L.P. c/o SS&C GIDS, Inc. 801 Pennsylvania Ave., Suite 219895 Kansas City, MO 64105-1307